EXECUTION COPY
Exhibit 10.44
STOCK PURCHASE AGREEMENT
between
GLOBALSECURE HOLDINGS, LTD.
AND
VIRTUAL ALERT, INC.
AND
THE STOCKHOLDERS OF VIRTUAL ALERT, INC.
Dated February 28, 2005

i

5.04 Non-Contravention.	35
5.05 Litigation.	35
5.06 Finders’ Fees.	35
5.07 Purchase for Investment.	35
5.08 No Bankruptcy; Insolvency.	35
5.09 Capitalization.	35
5.10 Subsidiaries.	36
5.11 Compliance with Laws.	36
5.12 Absence of Certain Changes.	36
5.13 Other Information.	36

ARTICLE VI. COVENANTS OF THE COMPANY AND SELLERS	36

6.01 Resignations.	36
6.02 Confidentiality.	36
6.03 Company Charges.	37
6.04 Lock-up Agreements.	37

ARTICLE VII. GOVERNING LAW; JURISDICTION	37

7.01 Governing Law.	37
7.02 Consent to Jurisdiction.	37
7.03 WAIVER OF JURY TRIAL.	38

ARTICLE VIII. COVENANTS OF ALL PARTIES	38

8.01 Commercially Reasonable Best Efforts.	38
8.02 Certain Filings.	38
8.03 Public Announcements.	38
8.04 Expenses.	39

ARTICLE IX. TAX MATTERS	39

9.01 Tax Representations.	39
9.02 Tax Covenants.	41
9.03 Tax Indemnification.	41

ARTICLE X. EMPLOYEE BENEFITS	43

10.01 ERISA Representations.	43
10.02 Indemnification.	44

ARTICLE XI. CONDITIONS TO CLOSING	44

11.01 Conditions to the Obligations of Each Party.	44
11.02 Conditions to Obligation of Buyer.	44
11.03 Conditions to Obligation of Sellers.	45

ARTICLE XII. SURVIVAL; INDEMNIFICATION	46

12.01 Survival.	46
12.02 Indemnification by Sellers.	46
12.03 Indemnification by Buyer.	47
12.04 Limitations.	47
12.05 Indemnification Procedures.	48
12.06 No Waiver; No Impairment for Investigation.	50
12.07 No Subrogation.	50
12.08 Escrow and Earnout Amount.	50
12.09 Exclusive Remedy.	50

ARTICLE XIII. SELLERS’ REPRESENTATIVE	51

13.01 Appointment of Sellers’ Representative.	51
13.02 Limitation on Actions.	52

13.03 Indemnification.	53

ARTICLE XIV. MISCELLANEOUS	53

14.01 Notices.	53
14.02 Further Assurances.	53
14.03 Headings.	54
14.04 Entire Agreement.	54
14.05 Waiver of Compliance; Consents.	54
14.06 Severability.	54
14.07 Counterparts.	54
14.08 Further Representations.	54
14.09 Absence of Third Party Beneficiary Rights.	54
14.10 No Assignment.	55
14.11 No Waivers.	55

Schedules

Schedule 3.01	Articles and Bylaws
Schedule 3.04	Required Consents
Schedule 3.06	Capitalization
Schedule 3.08	Financial Statements
Schedule 3.09	Certain Changes
Schedule 3.10	Indebtedness
Schedule 3.11(a)	Personal Property
Schedule 3.11(c)	Personal Property Not Owned or Leased
Schedule 3.12(b)	Leased Real Property
Schedule 3.13	Liabilities
Schedule 3.14	Litigation
Schedule 3.15	Material Contracts
Schedule 3.16(a)-(t)	Government Contracts
Schedule 3.17	Intellectual Property
Schedule 3.18	Insurance
Schedule 3.19	Permits
Schedule 3.20	Employees
Schedule 3.21	Environmental Matters
Schedule 3.22	Affiliate Transactions
Schedule 3.23	Installation Dates
Schedule 9.01	Taxes
Schedule 10.01	Employee Benefits

Exhibits

Exhibit 2.01	List of Sellers
Exhibit 2.06	338 Allocation

STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT dated February 28, 2005 between Virtual Alert, Inc., a California corporation (the “Company”); the stockholders of the Company listed on the signature pages hereto (each, a “Seller” and collectively, the “Sellers”); and GlobalSecure Holdings, Ltd., a Delaware corporation (the “Buyer”). The Company, the Sellers and the Buyer are referred to herein collectively as the “Parties” and individually as a “Party”.
R E C I T A L S:
     WHEREAS, the Sellers beneficially and of record own 100% of the issued and outstanding shares of capital stock of the Company (the “Shares”);
     WHEREAS, upon the terms and conditions set forth herein, the Buyer desires to purchase the Shares and the Non-Compete Agreements from the Sellers, and the Sellers desire to sell the Shares to, and enter into the Non-Compete Agreements with, the Buyer.
     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants which are to be made and performed by the respective Parties and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Parties hereto, intending to be legally bound, hereby agrees as follows:
ARTICLE I.
DEFINITIONS
     1.01 Definitions.
     (a) The following terms, as used herein, have the following meanings:
     “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such Person.
     “Ancillary Agreements” means the Escrow Agreement, the Employment Agreements, the Technology Quit Claim and Release Agreement, the Technology Sourcing Agreement, the Non-Compete Agreements and the Security Agreement.
     “Balance Sheet” means the reviewed balance sheet of the Company dated as of the Balance Sheet Date and attached to Schedule 3.08.
     “Balance Sheet Date” means December 31, 2004.
     “Benefit Arrangement” means an employment, severance or similar contract, arrangement or policy (written or oral) and each plan or arrangement providing for severance, insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, phantom stock, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits or any co-employment agreement that (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Company or any of its ERISA Affiliates or any Co-Employer and (iii) covers any Employee or former Employee of the Company.
     “Buyer Stock” means the common stock, $.0001 par value per share of the Buyer.
     “Cash” means all cash, cash equivalents and marketable securities owned by the Company calculated in accordance with GAAP.
     “Co-Employer” means any Subsidiary and any entity that is or was considered to be a co-employer with the Company.
     “Closing Date” means the date of the Closing.
     “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder. Any reference to any particular Code section shall be interpreted to include any revision or successor to that section regardless of how numbered or classified.
     “Company Intellectual Property” means all Intellectual Property that is owned or held by or on behalf of the Company or that is being, and/or has been, used, or is currently under development for use, in the business of the Company as it has been, is currently or is currently planned to be conducted.
     “Company Options” means any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character to which the Company is a party or by which the Company may be bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company, or obligating the Company to grant, extend, or enter into any such option, warrant, call, conversion right, conversion payment, commitment, agreement, contract, understanding, restriction, arrangement or right.
     “Contract” means any written contract, agreement, license, indenture, lease, sales or purchase order, intercompany work order or authorization, instrument or other legally binding commitment to which the Company is a party or by which the Company’s assets are bound, and any modifications thereto.
     “Earnout Amount” shall be that certain dollar amount equal to six (6) times the Company’s EBITDA achieved during the fiscal year ending December 31, 2005, minus Twenty Million U.S. Dollars ($20,000,000.00). Notwithstanding the preceding sentence, if the amount determined under the preceding sentence is zero dollars ($0.00) or less, the Earnout Amount shall be zero dollars ($0.00).
     “EBITDA” means the amount calculated according to the following formula and applying the rules stated in the second paragraph of this definition:

(i) Net Income minus One Million Two Hundred Fifty Thousand U.S. Dollars ($1,250,000) plus (ii) to the extent taken into account in determining Net Income: (A) provision for taxes based on income or profits, including the taxes of the Company, if any, resulting from the conversion of the Company’s accounting method from the cash method to the accrual method; (B) interest expense, whether paid or accrued and whether or not capitalized; (C) depreciation and amortization (including amortization of goodwill and other intangibles); (D) any losses realized in connection with the sale or disposition of assets (including, without limitation, dispositions pursuant to sale and leaseback transactions) other than in the ordinary course of business or the disposition of any securities or the extinguishment of any Indebtedness; and (E) any extraordinary non-cash charges or expenses (and excluding the related tax effects) minus (iii) to the extent taken into account in determining Net Income, (A) any income realized in connection with the sale or disposition of assets (including, without limitation, dispositions pursuant to sale and leaseback transactions) other than in the ordinary course of business or the disposition of any securities or the extinguishment of any Indebtedness; (B) any extraordinary non-cash income that is in each case not operating income (and excluding the related tax effects), and (C) interest income, whether paid or accrued.
The EBITDA formula will be calculated applying the following rules: (i) no deduction shall be made to EBITDA due to any allocation of any of Buyer’s administrative expenses, management fees, or general overhead costs and expenses to the Company; (ii) the Company will pay an internal return on investment 20% per annum on any loans or advances made by the Buyer to the Company in connection with its business operations, which amount will be charged as a cost or expense of the Company; (iii) the purchase and sales prices of goods and services sold, with the mutual agreement of the Company and the Buyer or its Affiliates, as applicable, by or to the Company to or from the Buyer or its Affiliates, as the case may be, shall be adjusted to reflect the amounts that the Company or the Buyer or its Affiliates, as the case may be, would have realized or paid if dealing with an independent party in an arms-length commercial transaction; (iv) the compensation paid by Buyer or any of its Affiliates to Daniel Desmond shall be charged as a cost or expense of the Company; and (v) the Company’s costs and expenses will include (A) the direct costs incurred by the Buyer or its Affiliates on behalf of the Company at the request of the Company or with the mutual consent of the Buyer and the Company, including direct marketing materials or marketing campaigns, commissions paid to National Strategies, Inc. for sales of the Company’s products and services; and (B) an allocable share of the cost or expense to the Buyer or its Affiliates for providing any of the Buyer’s employee benefit plans to the employees of the Company if the Company so requests; (C) compensation (including, without limitation, bonuses) of employees of the Company attributable to calendar year 2005 performance but paid in subsequent periods; and (D) additional items that may be agreed from time to time between the Sellers’ Representative and the Buyer.
     “Employee” means any employee of the Company, including any employee Co-employed by the Company and Co-Employer.

     “Employee Plan” means each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA and (ii) is maintained or contributed to by the Company or any of its ERISA Affiliates or any Co-Employer, as the case may be.
     “Environment” means any and all environmental media, including without limitation ambient air, surface water, ground water, drinking water supply, land surface or subsurface, soil or strata, and also means any indoor location.
     “Environmental Law” means any and all federal, state, local and foreign statutes, laws (including common or case law), regulations, ordinances, rules, judgments, judicial decisions, orders, decrees, codes, plans, injunctions, or governmental restrictions relating to the protection of human health or safety or the Environment or to emissions, discharges or Releases of any Hazardous Substance into the Environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance or the containment, removal or remediation thereof.
     “Environmental Liabilities” means any and all liabilities arising in connection with or in any way relating to the past or present business of the Company, whether contingent or fixed, actual or potential, known or unknown, that (i) arise under or relate to matters governed by Environmental Law or arise in connection with or relate to any matter disclosed or required to be disclosed in Schedule 3.21 and (ii) arise from or relate in any way to actions occurring or conditions existing before the Closing Date.
     “Environmental Permits” means any and all governmental permits, licenses, concessions, grants, franchises, agreements, authorizations, registrations or other governmental approvals or filings issued or required under any Environmental Law.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.
     “Escrow Agent” means a Person reasonably approved by the Buyer and the Sellers to serve as escrow agent under the Escrow Agreement.
     “Escrow Agreement” means the Escrow Agreement among the Sellers’ Representative, the Buyer and the Escrow Agent to be entered into on the Closing Date in a form mutually agreeable to the parties thereto.
     “GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board.
     “Government Bid” means any quotation, bid or proposal that, if accepted or awarded, would lead or may lead to a Government Contract.

     “Governmental Authority” means any foreign, domestic, federal, territorial, nation, state or local governmental authority, quasi-governmental authority, court, arbitration board, arbitrator or similar tribunal, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing or any self-regulatory organization that exercises quasi-governmental powers and any officials of any of the foregoing.
     “Government Contract” means any Contract (including any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, purchase order, change order or other similar contract of any kind, including modifications thereto) pursuant to which products, goods or services are sold or distributed to (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority, or (iii) any subcontractor at any tier with respect to any contract of a type described in clauses (i) or (ii) above, in each case by or on behalf of the Company (including through any licensee or distributor of the Company’s product).
     “Hazardous Substance” means any and all pollutants and contaminants, and any and all toxic, caustic, radioactive or otherwise hazardous materials, substances or wastes that are regulated under any Environmental Law, and includes, without limitation, petroleum and its derivatives and by-products, and any other hydrocarbons.
     “Indebtedness” means, with respect to the Company as of any date of determination the sum of the following (in each case determined in accordance with GAAP): (i) all obligations of the Company for borrowed money; (ii) all obligations of the Company upon which interest charges are customarily paid or accrued; (iii) all obligations of the Company evidenced by bonds, debentures, notes or similar instruments; (iv) all obligations of the Company under conditional sale or other title retention agreements relating to property or assets purchased; (v) all obligations of the Company issued or assumed as the deferred and unpaid purchase price of property or services (excluding trade accounts payable incurred in the ordinary course of business that are not past due and which are classified as short term liabilities in accordance with GAAP); (vi) all obligations of others secured by (or having an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired, whether or not the obligations secured thereby have been assumed; (vii) all guarantee obligations by the Company of Indebtedness of others; (viii) all capital lease obligations of the Company, (ix) all obligations of the Company as an account party in respect of letters of credit or similar facilities and bankers’ acceptances, (x) the obligations outstanding under any synthetic leases, off-balance sheet loan or similar off-balance sheet financing of the Company, (xi) all obligations of the Company in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements; and (xii) all obligations of any partnership or joint venture as to which the Company is or may become personally liable to the extent such obligations are deemed to be liabilities under GAAP.
     “Indebtedness Amount” means the aggregate amount of all Company Indebtedness as of the Closing Date immediately prior to and without giving effect to the Closing or the consummation of the transactions contemplated by this Agreement.

     “Intellectual Property” means all tangible or intangible proprietary information and materials, including without limitation:
                     (i) (A) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and re-examinations thereof, (B) all trademarks, service marks, trade dress, logos, trade names, domain names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (C) all copyrights and all applications, registrations and renewals in connection therewith, (D) all mask works and all applications, registrations and renewals in connection therewith, (E) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production process and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), and (F) all software and firmware (including data, databases and related documentation);
                     (ii) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for, and tangible embodiments of, all intellectual property described herein; and
                     (iii) all licenses, agreements and other rights in any third party product or any third party intellectual property described in (i) and (ii) above other than any “off the shelf” third party software or related intellectual property.
     “Key Employees” means the following Company employees and, in the case of Daniel Desmond, consultants: Eric Shaffer, Andrew Trickett, Daniel Desmond, and Daniel Lintz.
     “Known to the Company”, “to the Company’s Knowledge” and words of similar import means the knowledge of the officers and directors of the Company and the knowledge of each of the Sellers (or the officers, directors or general partners thereof in the case of Sellers who are corporations or partnerships, if any). For purposes of determining “knowledge,” the Sellers and the Company shall be deemed to know the requirements of all Laws applicable to the business of the Company, including without limitation, those that apply to the performance of the Company under any Government Contract.
     “Law” means (i) any foreign, federal, state or local law (including common law), statute, treaty, rule, regulation, ordinance, order, injunction, decree, consent decree, enacted, adopted issued or promulgated by any Governmental Authority, and (ii) Permits.
     “Liability” means any and all claims, debts, liabilities, obligations and commitments of whatever nature, known or unknown, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whenever or however arising (including those arising out of any Contract or tort, whether based on negligence, strict liability or otherwise).

     “Lien” means any mortgage, lien, pledge, charge, security interest, restriction or encumbrance of any kind and any voting agreement, voting trust, proxy, option, right to purchase, right of first refusal, right of first offer, restriction on transfer or other similar arrangement or restriction of any kind whatsoever.
     “Material Adverse Change” means a material adverse change in the business, operations, assets, liabilities, financial condition, operating results, prospects, assets or customer, supplier, employee or sales representative relations or business of the Company taken as a whole.
     “Material Adverse Effect” means a material adverse effect upon the business, operations, assets, liabilities, financial condition, operation results, prospects, assets or customer, supplier or sales representative relations or business of the Company taken as whole.
     “Multiemployer Plan” means each Employee Plan that is a multiemployer plan, as defined in Section 4001(a)(3) of ERISA.
     “Net Income” means the net income (loss) of the Company and any Subsidiaries, determined in accordance with GAAP on a consolidated basis without duplication.
     “Net Working Capital Amount” means an amount calculated as of the Closing Date in accordance with GAAP that equals (i) the book value of the Company’s current assets (which shall include, without limitation, Cash, accounts receivable less allowance for doubtful accounts, and prepaid expenses), minus (ii) the book value of the Company’s current liabilities (which, without limitation, shall include accounts payable, accrued expenses and accrued payroll and related expenses, but specifically shall not include the deferred revenue amount calculated in accordance with GAAP that would be required by GAAP to be reflected on the Closing Balance Sheet.
     “Person” means an individual, corporation, partnership, limited liability company association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “Proceeding” means any judicial or arbitral action, suit, proceeding, citation, summons or subpoena, civil, criminal, regulatory or otherwise, in law or in equity.
     “Publicly Available Software” means each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g. Linux), or similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; or (C) be redistributable at no or minimal charge. Publicly Available Software includes, without limitation, software licensed or distributed under any of the following licenses or distribution models similar to any of the following: (1) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (2) the Artistic License (e.g. PERL), (3) the Mozilla Public License, (4) the Netscape Public License, (5) the Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and the Apache Server License.

     “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the Environment (including, without limitation, the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance).
     “Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by another company.
     “Tax” and “Taxes” means all federal, state, local and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, customs duties and other taxes, governmental fees and other like assessments and charges of any kind whatsoever (including Tax liabilities incurred or borne as a transferee or successor, or by contract or otherwise), together with all interest, penalties, additions to tax and additional amounts with respect thereto.
     “Tax Returns” means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof.
     “Tax Authority” means any Governmental Authority responsible for the imposition of any Tax.
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(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Accounts Receivable	3.08(d)
Actual Net Working Capital Amount	2.05
Benefit Arrangement	10.1
Buyer Indemnified Party	12.02
Claim Notice	12.05
Closing	2.04
Closing Balance Sheet	2.05
Closing Date	2.04
Closing Documents	2.03
Company Securities	3.06
Damages	12.02
Disclosure Schedule	Art. III
Dispute Notice	2.05
Earnout Payment Date	2.10
Earnout Shares	2.10
Employee	10.01
Employee Plan	10.01
Employment Agreements	11.02
Environment	3.21
Environmental Law	3.21
Environmental Liabilities	3.21
Environmental Permits	3.21
ERISA	10.01
ERISA Affiliate	10.01
Executive Sellers	Art III
Financial Statements	3.08
Hazardous Substance	3.21
Indemnification Deductible	12.04
Indemnifying Party	Art. III
Buyer Indemnified Party	12.02
Initial Purchase Price	2.02
Interested Person	3.09

Term	Section

Issued Shares	2.02
Item of Dispute	2.05
Leases	3.12
Loss	9.03
Multiemployer Plan	10.01
Options and Warrants	5.09
Permit	3.19
Personal Property	3.11
Private Offering	2.10
Purchase Price	2.02
Real Property	3.12
Release Agreement	11.02
Required Consent	3.04
Section 2.05 Accounting Firm	2.05
Securities Act	4.03
S Election	9.01
Seller Indemnified Party	12.03
Seller’s Percentage	2.02
Sellers’ Representative	13.01
Target Net Working Capital Amount	2.05
Tax	Art. IX
Tax Authority	9.01
Tax Return	9.01
Taxes	9.01
Third Party Claim	12.05
Transaction Bonus	10.01

ARTICLE II.
PURCHASE AND SALE
     2.01 Purchase and Sale. On the basis of the representations, warranties, covenants and other agreements contained herein and subject to the terms and conditions of this Agreement, at the Closing, each Seller, severally but not jointly, shall sell and transfer to the Buyer, and the Buyer shall purchase from each Seller, free and clear of all Liens other than applicable federal and state securities laws restrictions, that number of Shares as is set forth next to each Seller’s name on Exhibit 2.01, and the Executive Sellers will enter into the Non-Compete Agreements.
     2.02 Purchase Price.
               (a) The aggregate initial purchase price (the “Initial Purchase Price”) to be paid by the Buyer to the Sellers for the Shares and the Non-Compete Agreements at Closing is (a) Twelve Million U.S. Dollars ($12,000,000) in cash plus (b) Five Million Three Hundred Thirty Three Thousand Three Hundred Thirty Three (5,333,333) newly issued shares of Buyer Stock (the “Issued Shares”). The Initial Purchase Price shall be subject to adjustment as provided in Section 2.03(b) and Section 2.05 below.
               (b) In addition to the Initial Purchase Price, the Buyer shall pay to the Sellers the Earnout Amount, if any, pursuant to Section 2.10. The “Purchase Price” hereunder shall be the sum of the Initial Purchase Price plus the Earnout Amount, if any. In the event the Earnout Amount is less than or equal to zero, the Purchase Price shall equal the Initial Purchase Price.
                (c) The Purchase Price shall be distributed among each of the Sellers in accordance with the percentages set forth in Exhibit 2.01 (each a “Seller’s Percentage”).
     2.03 Payment of Initial Purchase Price; Delivery of Certain Closing Documents. At the Closing:
                (a) the Buyer shall deliver to the Escrow Agent pursuant to the Escrow Agreement, an amount of the Initial Purchase Price comprised of cash and Buyer Stock as set forth in Section 2.08, for the purposes of providing a fund from which to (i) pay any reduction of the Initial Purchase Price pursuant to Section 2.05 and (ii) in part, to secure the indemnification obligations of the Sellers under Sections 9.03, 10.02 and 12.02, which amount shall be deposited on behalf of the Sellers so that the Sellers can fund the escrow account;
                (b) the Buyer shall pay to the Sellers Eleven Million U.S. Dollars ($11,000,000) of the Initial Purchase Price in cash, minus the Indebtedness Amount (if any), via wire transfer of immediately available funds to one account designated by the Sellers’ Representative, with the specific amount to be paid to each Seller to be determined in accordance with each Seller’s Percentage and to be paid by and under the direction of the Sellers’ Representative from the designated account;

               (c) the Buyer shall deliver to the Sellers evidence, certified by a proper officer of the Buyer, that 5,333,333 of the Issued Shares have been properly been recorded in book entry in the names of the Sellers based on each Seller’s Percentage;
                (d) the Sellers shall deliver to the Buyer certificates for the Shares duly endorsed in blank, with any transfer stamps affixed thereto;
                (e) each of the Parties to this Agreement shall execute and deliver to the other Parties thereto each of the Ancillary Agreements to be entered into by it at Closing, in each case in the form agreeable to the Parties; and
                (f) the Parties shall execute and deliver to the appropriate Parties any other instruments, documents and certificates (the “Closing Documents”) that are required to be delivered pursuant to this Agreement or as may be reasonably requested by any Party in order to consummate the transactions contemplated by this Agreement.
     2.04 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Buyer, located at 2600 Virginia Avenue, N.W., Suite 600, Washington, D.C. 20037, simultaneously with the execution and delivery of this Agreement on February 28, 2005. The date of the Closing is referred to herein as the “Closing Date”. The Parties hereto acknowledge and agree that all actions to be taken and all documents to be executed and delivered by all Parties at the Closing shall be deemed to have been taken and executed simultaneously and no actions shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered. For all purposes under this Agreement, the Closing shall be deemed to have occurred as of 12:01 a.m. on the Closing Date.
     2.05 Post-Closing Adjustment.
                (a) Post-Closing Determination.
                     (i) Promptly, but in no event later than 45 days after the Closing Date, the Buyer and its auditors shall prepare and deliver to the Sellers’ Representative a balance sheet of the Company calculated in accordance with GAAP as of the Closing Date (the “Closing Balance Sheet”), which will reflect the Buyer’s determination of the Net Working Capital Amount.
                     (ii) If the Sellers’ Representative disagrees with the Buyer’s determination of the Net Working Capital Amount as reflected on the Closing Balance Sheet, the Sellers’ Representative shall, within 30 days after receipt of the Closing Balance Sheet, deliver a written notice (the “Dispute Notice”) to the Buyer setting forth the Sellers’ calculation of each disputed amount (each an “Item of Dispute”). If the Buyer does not receive the Dispute Notice from the Sellers within 30 days after the Sellers’ receipt of the Closing Balance Sheet, the Closing Balance Sheet, including Buyer’s determination of the Net Working Capital Amount, shall be conclusive and binding upon each of the Parties hereto. If the Buyer receives the Dispute Notice from the Sellers within 30 days after the Sellers’ receipt of the Closing Balance Sheet, the Buyer and the Sellers’ Representative shall use reasonable efforts to resolve each Item of Dispute, and, if any Item of Dispute is so resolved, the Closing Balance Sheet shall be modified to the extent necessary to reflect such resolution. If any Item of Dispute remains unresolved as of the 20th day after the Buyer’s receipt of the Dispute Notice, the Sellers’ Representative and the Buyer shall jointly retain an independent accounting firm of recognized national standing (the “Section 2.05 Accounting Firm”) to resolve such remaining disagreement. If the Sellers’ Representative and the Buyer are unable to agree upon the choice of the Section 2.05 Accounting Firm, then the Section 2.05 Accounting Firm will be a “big-four” accounting firm selected by lot (after excluding one firm designated by the Buyer and one firm designated by the Sellers’ Representative).
                     (iii) The Sellers’ Representative and the Buyer shall request that the Section 2.05 Accounting Firm render a determination as to each unresolved Item of Dispute within 30 days after its retention, and the Sellers, the Buyer and each of their respective agents and representatives shall cooperate fully with the Section 2.05 Accounting Firm so as to enable it to make such determination as quickly and accurately as practicable. The Section 2.05 Accounting Firm shall consider only those Items of Dispute and amounts that were set forth in the Dispute Notice and that remain unresolved by the Buyer and the Sellers’ Representative. In resolving any Item of Dispute, the Section 2.05 Accounting Firm may not assign a value to any item greater than the greatest value for such Item of Dispute claimed by either Party or less than the smallest value for such Item of Dispute claimed by either Party. The Section 2.05 Accounting Firm’s determination shall be based upon the definition of Net Working Capital Amount included herein. The Section 2.05 Accounting Firm’s determination of each Item of Dispute submitted to it shall be in writing, shall conform with this Section 2.05(a)(ii) and shall be conclusive and binding upon each of the Parties hereto, and the Closing Balance Sheet shall be modified to the extent necessary to reflect such determination. The Section 2.05 Accounting Firm shall allocate its fees, costs and expenses between the Sellers and the Buyer based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. The Net Working Capital Amount, as finally determined pursuant to this Section 2.05(a)(ii), is referred to herein as the “Actual Net Working Capital Amount”.
                (b) Payment of Post-Closing Adjustment Amount. If the Actual Net Working Capital Amount exceeds $1,550,000 (the “Target Net Working Capital Amount”), then the Initial Purchase Price shall be increased by the amount of such excess. If the Target Net Working Capital Amount exceeds the Actual Net Working Capital Amount, then the Initial Purchase Price shall be decreased by the amount of such excess. If there is an adjustment to the Initial Purchase Price hereunder, the applicable Party shall pay the appropriate amount within 15 days after determination of the adjustment to the Initial Purchase Price. Any amount payable by the Buyer pursuant to this Section 2.05(b) shall be made delivery of cash or wired funds to the Sellers’ Representative, who shall allocate and distribute the funds among the Sellers in accordance with the Seller’s Percentages. Any amount payable by the Sellers shall be made by the payment of cash or wired funds to the Buyer. If the Sellers have not made payment in full of any amount required under this Section 2.05 prior to 5:00 pm Washington, D.C. time on the 45th day following the final determination of the adjustment amount, then the Buyer may make a claim against the Escrow Amount for any such under-payment or non-payment and the Sellers’ Representative shall not dispute the Buyer’s claim thereto.
     2.06 338 Election; Allocation.

                (a) At Buyer’s option, Buyer, Company and the Sellers shall join in making an election under Code §338(h)(10) (and any corresponding elections under state or local law) with respect to the purchase and sale of the Shares (the “338 Election”). If the Buyer so elects, the Buyer shall reimburse to each of the Sellers the amount, if any, by which the income Taxes paid by each Seller for the relevant period as a result of the sale of Shares hereunder exceeds the amount of income Taxes that such Seller would have paid for the same relevant period as a result of the sale of the Shares hereunder if 338 Election had not been made. Provided that the Buyer has first received sufficient information from each Seller to verify the amount, if any, of the reimbursement contemplated above, the Buyer shall make such reimbursement to each Seller within 30 days after the such Seller pays its income Taxes with respect to the transactions contemplated under this Agreement. If with respect to any Seller there is no excess, then the Buyer shall not be required to make any reimbursement to such Seller. If there are any disputes between the Buyer and the Seller relating to the determination of the amount, if any, that may be reimbursable by the Buyer to a Seller under this Section 2.06(a) shall be resolved, mutatis mutandis, according to the dispute resolution mechanisms contained in Section 2.05.
                (b) In order to determine the amount, if any, that Buyer may be required to reimburse each Seller under Section 2.06(a), each of the Sellers shall cooperate with the Buyer and the Company to determine the excess, if any, in the amount of income Taxes that each Seller actually paid as a result of the sale of Shares given the 338 Election and the amount of income Taxes that each Seller would have paid as a result of the sale of Shares if a 338 Election had not been made. Such cooperation shall include delivering to tax accountants chosen by the Buyer copies of each Seller’s applicable income Tax return(s), provided that the tax accountants shall first be required to sign appropriate confidentiality agreements pursuant to which such tax accountants will agree to maintain the confidentiality of each income Tax return and will agree to share with the Buyer and the Company only such information from an income Tax return that may be necessary for the calculation of the amount, if any, that the Buyer may be required to reimburse to a Seller under Section 2.06(a).
                (c) The Purchase Price and the Liabilities of the Company will be allocated among the assets of the Company as set forth on Exhibit 2.06, including a methodology for adjusting Exhibit 2.06 to reflect changes in the Purchase Price and Liabilities including, for example, the adjustments contemplated in Section 2.05. The Parties will file all Tax Returns and information reports, including, but not limited to, Form 8883, “Asset Allocation Statement Under Section 338,” in a manner consistent therewith. For Tax purposes, the Buyer will report the value of the Issued Shares contained within the Initial Purchase Price in a manner consistent with the value of such Issued Shares reported by the Sellers. The Parties agree that they will allocate $40,000 of the Purchase Price to the obtaining of the Non-Compete Agreements.
     2.07 Deposit of Stock with Sellers’ Representative. Each Seller has deposited on or prior to the date hereof with Chris Popov, as the Sellers’ Representative, certificates representing the Shares owned by such Seller and the stock powers and documentary stamps contemplated by Section 2.03(d). The Sellers’ Representative shall hold the certificates representing the Shares deposited with it pursuant to this Section until the Closing Date, and on the Closing Date, Sellers’ Representative shall deliver such certificates in accordance with Section 2.03.

     2.08 Escrow Account. Sellers agree that in accordance with Section 2.03(a), at the Closing, a portion of the Initial Purchase Price comprised of One Million U.S. Dollars ($1,000,000) in cash shall be delivered by the Buyer to the Escrow Agent for deposit in accordance with the terms of the Escrow Agreement. All funds deposited with the Escrow Agent shall be applied by the Escrow Agent in accordance with the terms of the Escrow Agreement to make any payments due to the Buyer under Section 2.05 or 2.10 and to the Buyer or the Company under Sections 9.03, 10.02 or 12.02. The escrowed funds shall earn interest as provided in the Escrow Agreement.
     2.09 Options. Buyer will not assume any Company Options held by any Person. On or prior to Closing, the Company and the Sellers shall take all action necessary to terminate all Company Options and shall obtain a written agreement from all holders of Company Options that all such Company Options shall terminate prior to the Closing, such that the Buyer and the Company shall have no liability whatsoever related to the Company Options or termination thereof.
     2.10 Earnout Amount.
                (a) As soon as reasonably practicable following the completion of the audit for the fiscal year ending December 31, 2005 for the Company and the Buyer by the Buyer’s independent accounting firm, but no later than April 15, 2006 (whichever such date being, the “Earnout Payment Date”), the Buyer shall deposit with the Sellers’ Representative the Earnout Amount, if any, determined in accordance with this Section 2.10. The Earnout Amount, if any, shall be paid sixty percent (60%) in cash and forty percent (40%) in newly issued shares of Buyer Stock (the “Earnout Shares”), the number of such Earnout Shares to be calculated based on the fair market value of Buyer Stock determined as follows: (i) if the Buyer is a privately-held entity as of the Earnout Payment Date and the Buyer has completed a private offering of equity or equity-linked securities of at least Five Million U.S. Dollars ($5,000,000) (a “Private Offering”) within ninety (90) days prior to the Earnout Payment Date, then the fair market value of Buyer Stock for purposes of calculating the number of Earnout Shares hereunder shall equal the per share price of the securities issued in the Private Offering; or (ii) if the Buyer is a privately-held entity as of the Earnout Payment Date but the Buyer has not consummated a Private Offering within ninety (90) days prior to the Earnout Payment Date, then the fair market value of Buyer Stock for purposes of calculating the number of Earnout Shares hereunder shall be determined, as of the Earnout Payment Date, by an independent valuation firm selected jointly by Buyer and Sellers’ Representative, the cost of such firm to be shared equally by the Buyer and Sellers; or (iii) if the Buyer is a publicly-traded entity as of the Earnout Payment Date, the fair market value of Buyer Stock for purposes of calculating the number of Earnout Shares hereunder shall equal the volume-weighted average closing sale price of Buyer Stock for the 30 consecutive trading days ending on the trading day immediately prior to the Earnout Payment Date. Promptly following receipt by the Sellers’ Representative of the Earnout Amount in accordance with the above, the Sellers’ Representative shall pay to each Seller such Seller’s Percentage of the Earnout Amount.
                (b) On the Earnout Payment Date, the Buyer shall prepare a written calculation of the Earnout Amount payable pursuant to this Agreement and shall deliver a copy of such calculation with reasonable back-up data and a statement showing the method of computing the Earnout Amount to the Sellers’ Representative. The Sellers’ Representative shall keep such calculations confidential in accordance with Section 6.05.
                (c) The Buyer’s calculation of the Earnout Amount shall be conclusive and binding on the Parties unless the Sellers’ Representative delivers to the Buyer, within fifteen (15) days after delivery of the documents referred to in Section 2.10(b) above, a notice declaring the Sellers’ objection to the Buyer’s calculation of the Earnout Amount (whether the disagreement relates to the arithmetic of the calculations or the items or amounts used in calculating the Earnout Amount) and setting forth the Sellers’ calculation of the Earnout Amount. Any such notice of disagreement shall specify in detail those items or amounts as to which such holders disagree. The Sellers’ Representative and the Buyer shall, during the fifteen (15) days following the delivery of the notice of disagreement by the Sellers’ Representative, use their good faith efforts to reach agreement on the disputed items or amounts in order to determine the Earnout Amount.
                (d) If the Sellers’ Representative and the Buyer are unable to reach agreement within such fifteen day period, they shall, promptly after the expiration of such fifteen (15) day period, retain an independent accounting firm of recognized national standing (the “Section 2.10 Accounting Firm”) and shall cause such Section 2.10 Accounting Firm promptly to review the disputed items or amounts for the purpose of calculating the Earnout Amount. If the Sellers’ Representative and the Buyer are unable to agree upon the choice of the Section 2.10 Accounting Firm, then the Section 2.10 Accounting Firm will be a “big-four” accounting firm selected by lot (after excluding one firm designated by the Buyer and one firm designated by the Sellers). The Section 2.10 Accounting Firm may be the same firm as the Section 2.05 Accounting Firm. In making the required calculations, the Section 2.10 Accounting Firm shall consider only those items or amounts in the Buyer’s calculation of the Earnout Amount as to which the Sellers’ Representative has disagreed in writing. The Section 2.10 Accounting Firm shall be supplied such information, books and records and access to such individuals as it may reasonably require. The Section 2.10 Accounting Firm shall deliver to the Sellers’ Representative and the Buyer as promptly as practicable, a report setting forth the Section 2.10 Accounting Firm’s calculation of the disputed Earnout Amount (the “Section 2.10 Accounting Firm’s Earnout Report”). Such report shall be final and binding upon the Sellers’ Representative, the Sellers, and the Buyer absent manifest error.
                (e) The cost of such review and report of the Section 2.10 Accounting Firm shall be shared by both the Sellers (by the Buyer’s retention of all or a portion of the Escrow Amount or the Earnout Amount) and the Buyer proportionally based upon the relative differences between the Parties’ calculation of the disputed item or the relative differences between the Parties’ calculation of the disputed item, on the one hand, and the calculation, if any, determined by the Section 2.10 Accounting Firm, on the other hand.
                (f) If the Section 2.10 Accounting Firm determines that the Earnout Amount is greater than the amount paid by the Buyer to the Sellers under Section 2.10(a), then no later than 15 days following the date of the decision of the Section 2.10 Accounting Firm, the Buyer will deliver to the Sellers’ Representative in the proper proportions, an amount of cash and Buyer Stock equal to such excess. If the Section 2.10 Accounting Firm determines that the amount paid by the Buyer to the Sellers under Section 2.10(a) exceeds the Earnout Amount, then no later than

15 days following the date of the decision of the Section 2.10 Accounting Firm, the Sellers’ Representative shall deliver to the Buyer, in the proper proportions, an amount of cash and Buyer Stock equal to such excess.
                (g) In order to secure the Buyer’s obligation to pay the Earnout Amount, if any, upon the Earnout Payment Date, the Buyer will grant the Sellers a security interest in certain assets of the Buyer pursuant to the terms of a Security Agreement in a form mutually agreeable to the Parties.
                (h) The Parties agree that for tax purposes the Earnout Amount shall constitute part of the Purchase Price for the Shares.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY
     Except as set forth in the disclosure schedules (the “Disclosure Schedules”) dated as of the date hereof and delivered herewith to the Buyer (which disclosure schedules identify the section and subsection to which each disclosure therein relates), the Company and Chris Popov, Daniel Desmond, Eric Shaffer, and Andrew Trickett (collectively, the “Executive Sellers”) jointly and severally hereby represents and warrants to the Buyer as of the date hereof that:
     3.01 Corporate Existence and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all Permits required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary. Attached to Schedule 3.01 are true and complete copies of the articles of incorporation and bylaws of the Company each as amended and as currently in effect.
     3.02 Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which the Company is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. This Agreement and each Ancillary Agreement to which the Company is, or will be, a party has been, or will be, duly executed and delivered by the Company and constitutes, or will constitute upon execution and delivery, a valid and binding agreement of the Company, enforceable in accordance with its terms.
     3.03 Complete Copies of Materials. The Company has delivered to the Buyer true, complete, correct and fully executed copies of each Contract, insurance policy, bond and other document referenced on the Disclosure Schedules.
     3.04 Governmental Authorization; Consents.

                (a) The execution, delivery and performance by the Company and the Sellers of this Agreement require no action by or in respect of, or filing with, any Governmental Authority.
                (b) Except as set forth in Schedule 3.04, no consent, approval, waiver or other action (a “Required Consent”) by any Person (other than any Governmental Authority referred to in (a) above) under any Contract to which the Company or any of the Sellers is a party or by which the Company or any of the Sellers is bound is required or necessary for the execution, delivery and performance by the Company and the Sellers of this Agreement and each Ancillary Agreement to which the Company or any of the Sellers is a party, or for the consummation of the transactions contemplated hereby or thereby.
     3.05 Non-Contravention. The execution, delivery and performance by the Company and the Sellers of this Agreement and each Ancillary Agreement to which the Company or any of the Sellers is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) contravene or conflict with the corporate charter or bylaws of the Company (b) contravene or conflict with any provision of any Law or Permit binding upon or applicable to the Company or any of the Sellers; (c) constitute a default (with or without notice or lapse of time, or both) under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under any provision of any Contract binding upon the Company or any of the Sellers or by which any of their respective assets may be bound or (d) result in the creation or imposition of any Lien on any asset of the Company.
     3.06 Capitalization.
                (a) Schedule 3.06 sets forth (i) the designation, number of authorized shares and number of outstanding shares of each class of capital stock of the Company, (ii) the designation of each stock option plan, the number of shares of stock that may be issued pursuant to such plan, the number of outstanding options and the number of outstanding options that are currently exercisable, (iii) all relevant information regarding any outstanding convertible securities and any other outstanding options, warrants or other rights to acquire capital stock of, or other equity interests in, the Company and (iv) a list of all holders of capital stock or rights to acquire capital stock of the Company, specifying the amounts of each such security held by each of them. All outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and non-assessable and are owned as shown on Schedule 3.06.
                (b) Except as set forth on Schedule 3.06, there are no outstanding (i) shares of capital stock, other securities or phantom or other equity interests of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, other securities or phantom or other equity interests of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company, actual or contingent, to issue or deliver or to repurchase, redeem or otherwise acquire any Company Securities.

     3.07 Subsidiaries. The Company does not have and never has had any Subsidiaries or any ownership or equity interest in or control of (direct or indirect) any other Person.
     3.08 Financial Statements.
                (a) The Company has maintained its financial and tax books and records and general ledger (“Financial Records”) according to proper cash basis accounting practices and has never maintained its Financial Records in accordance with GAAP. The financial information contained in the Financial Records is materially correct and accurate.
                (b) Attached as Schedule 3.08 are true and complete copies of:
                     (i) the unaudited balance sheet of the Company as of December 31, 2004 and the unaudited profit and loss statement of the Company and the Subsidiaries for the 12 month period ended December 31, 2004; and
                     (ii) the unaudited balance sheet of the Company as of January 31, 2005 and the related unaudited profit and loss statement of the Company for the one-month period then ended ((i) and (ii) collectively referred to as the “Financial Statements”).
                (c) Each of the balance sheets included in the Financial Statements fairly presents in all material respects the financial position of the Company as of its date, and the other statements included in the Financial Statements fairly present in all material respects the “results” of operations of the Company for the periods therein set forth.
                (d) All notes and accounts receivable (collectively “Accounts Receivable”) of the Company are accurately reflected in the books and records and the general ledger of the Company. All Accounts Receivable represent valid obligations arising from sales actually made or services actually performed in the ordinary course of the Company’s business, are collectible and are not subject to any setoffs or counterclaims.
     3.09 Absence of Certain Changes. Since the Balance Sheet Date, except as reflected in Schedule 3.09, the Company has conducted its businesses in the ordinary course consistent with past practices and there has not been any:
                (a) Material Adverse Change or, to the Knowledge of the Company, any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change, or any condition, event or occurrence that, individually or in the aggregate, could reasonably be expected to prevent or materially delay the Company’s or the Sellers’ ability to consummate the transactions contemplated by this Agreement or perform their obligations hereunder or under any of the Ancillary Agreements;
                (b) other than the assignment to the Sellers’ Representative of that certain Promissory Note dated January 2, 2004, from Andrew Trickett, any declaration, setting aside or payment of any dividend or other distribution with respect to any Company Securities or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company;

                (c) payment or grant of any right by the Company to any Interested Person, or any charge by any Interested Person to the Company, or other transaction between the Company and any Interested Person, except in any such case for employee compensation payments in the ordinary course of business of the Company consistent with past practice;
               (d) amendment of the terms of any outstanding Company Securities;
                (e) incurrence, assumption or guarantee by the Company of any Indebtedness;
               (f) creation or assumption by the Company of any Lien on any of the Company’s assets;
                (g) making of any loan, advance or capital contribution to, or investment in, any Person;
                (h) damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company in an amount greater than $10,000;
                (i) transaction or Contract made or entered into, by the Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company of any Contract or other right, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;
                (j) change in any method of Tax or financial accounting or accounting practice or any making of a Tax election or change of an existing election by the Company;
                (k) (i) grant of any severance or termination pay to any director, officer or employee of the Company, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company, (iii) change in benefits payable under existing severance or termination pay policies of the Company or employment agreements to which the Company is a party or (iv) change in compensation, bonus or other benefits payable to directors, officers or employees of the Company, other than in the ordinary course of business consistent with past practice;
                (l) labor dispute, other than routine individual grievances, or, to the Knowledge of the Company, any activity or Proceeding by a labor union or representation thereof to organize any employees of the Company;
                (m) termination and/or layoff of any employees;
                (n) capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment in an amount greater than $25,000; or
                (o) agreement, undertaking or commitment by the Company to do any of the foregoing.

     3.10 Indebtedness. Except as set forth on Schedule 3.10, the Company has no Indebtedness.
     3.11 Personal Property.
                (a) The Company has good and marketable title to, or in the case of leased personal property has valid leasehold interests in, all personal property (including machinery and equipment, inventory, receivables and furniture) (whether tangible or intangible) owned or leased by the Company, as applicable, (the “Personal Property”), except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices. None of such Personal Property is subject to any Liens, other than (i) Liens disclosed on Schedule 3.11(a); or (ii) Liens for Taxes not yet due and payable (and for which adequate accruals or reserves have been established on the Balance Sheet). Schedule 3.11(a) identifies all of the Personal Property owned or leased by the Company and identifies which Personal Property is owned and which is leased.
                (b) The Personal Property has no material defects, is in good operating condition and repair (ordinary wear and tear excepted), and is generally adequate for the uses to which it is being put.
                (c) Except as disclosed on Schedule 3.11(c), the Company does not use in the conduct of its business any Personal Property that is not owned or leased by the Company, or which it otherwise has the right to use, constitutes all of the Personal Property held for use or used in connection with the business of the Company and is generally adequate to conduct such business as currently conducted.
     3.12 Real Property.
                (a) The Company does not own any real property. All real property used or held for use by the Company in connection with the business of the Company is leased by the Company as lessee or sublessee.
                (b) Schedule 3.12(b) completely and accurately describes all leases and subleases of real property used by or held for use by the Company in connection with the business of the Company (the “Leases”), together with a description of all buildings and material fixtures and improvements erected thereon.
                (c) The Leases are in good standing and are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such Lease any default by the Company or, to the Company’s Knowledge, by any other Person, or any event that, with notice or lapse of time or both, would constitute a default by the Company or, to the Company’s Knowledge, by any other Person. The Company has delivered to the Buyer complete and accurate copies of all Leases, including all amendments and agreements related thereto. All rent and other charges currently due and payable under the Leases have been paid.
                (d) The Company is the holder of the lessee’s interest under each of the Leases and has not assigned any of the Leases nor subleased all or any portion of the premises leased thereunder. The Company has not made any alterations, additions or improvements to the premises leased under the Leases that would be required to be removed (or of which the lessor could require removal) at the termination of the respective Lease terms.
     3.13 No Undisclosed Liabilities. Except as disclosed in Schedule 3.13, the Company has no Liabilities other than Liabilities incurred in the ordinary course of the Company’s business. Schedule 3.13 identifies all Liabilities of the Company that do not arise from any Contract. To the Company’s Knowledge, no condition, situation or set of circumstances exists that could reasonably be expected to result in a Liability for the Company, other than Liabilities that could be reasonably expected to be incurred in the ordinary course of business consistent with past practice, which in the aggregate are not material to the Company, taken as a whole.
     3.14 Litigation. Except as disclosed in Schedule 3.14, there is no claim, investigation or Proceeding (or any basis therefore) pending against or, to the Company’s Knowledge, threatened against or affecting, the Company or any of its respective properties or the transactions contemplated hereby before any court or arbitrator or any Governmental Authority.
     3.15 Material Contracts.
                (a) All of the Contracts to which the Company is a party are listed on Schedule 3.15, but not including Government Contracts, which are required to be separately listed on Schedule 3.16.
                (b) Except for Contracts listed in Schedule 3.15, as of the date of this Agreement the Company is not a party to or subject to any:
                     (i) Contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Company of, or pursuant to which in the last 12 months the Company has paid, $25,000 or more;
                     (ii) sales, distribution or other similar agreement providing for the sale by the Company of, or pursuant to which in the last 12 months the Company sold, materials, supplies, goods, services, equipment or other assets for an aggregate purchase price of $25,000 or more;
                     (iii) partnership, joint venture or other similar Contract;
                     (iv) Contract relating to Indebtedness or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset);
                     (v) employment or consulting Contract;
                     (vi) license, teaming, technology transfer, franchise or other Contract in respect of any Intellectual Property or other property owned or used by, or to be developed for, the Company;
                     (vii) agency, dealer, sales representative or other similar Contract;

                     (viii) Contract or other document that limits the freedom of the Company to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company after the Closing Date;
                     (ix) contract or commitment with or for the benefit of any Interested Person; or
                     (x) other contract or commitment not made in the ordinary course of business that is material to the Company taken as a whole.
                (c) Each Contract disclosed in any schedule to this Agreement or required to be disclosed pursuant to Section 3.15(a) is a valid and binding agreement of the Company and is in full force and effect, and neither the Company, nor, to the Company’s Knowledge, any other party thereto is in default in any material respect under the terms of any such Contract, nor, to the Knowledge of the Company, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute an event of default thereunder.
     3.16 Government Contracts.
                (a) Schedule 3.16(a) identifies each and every Government Contract to which the Company is (or has been at any time during the past 5 years) a party.
                (b) Schedule 3.16(b) identifies all correspondence between any Governmental Authority and the Company at any time during the past 5 years relating to (i) a complaint by a Governmental Authority about the performance of the Company under any Government Contract, (ii) the possibility that all or any portion of any Government Contract might not be fully performed, (iii) any termination of a Government Contract for cause, fraud by the Company, potential debarment or suspension of the Company, or (iv) the withholding of any funds under any Government Contract for reasons other than ordinary course retainage.
                (c) Schedule 3.16(c) identifies each and every pending Government Bid.
                (d) Schedule 3.16(d) identifies each and every “contractor team arrangement,” as defined in Federal Acquisition Regulation (“FAR”) 9.601 currently in effect to which the Company is a party.
                (e) Schedule 3.16(e) identifies each and every Government Contract to which the Company is a party and which was awarded to the Company in the past 5 years pursuant to any set-aside program (for example, small business, small disadvantaged business, 8(a), woman owned business, veteran owned business).
                (f) Schedule 3.16(f) identifies each and every Government Contract awarded to the Company in the last 5 years for which the Company submitted cost or pricing data at any point, and certified such data as being current, complete and accurate pursuant to the Truth in Negotiations Act or similar requirement.

                (g) Schedule 3.16(g) identifies each and every Government Contract which contains an organizational or other conflict of interest provision that restricts the Company from performing a specific project in the future.
                (h) Schedule 3.16(h) identifies each and every Government Contract to which the Company is a party and which requires the Company to maintain a facility security clearance and identifies the level of such requirement.
                (i) Schedule 3.16(i) identifies each and every sales representation, consulting and other Contract regarding marketing and selling the Company products and services to any Governmental Authority to which the Company is a party and identifies each Contract with a Governmental Authority to which the Company has been a party during the last 5 years under which the Company is obligated or may be obligated to pay a contingent fee or similar payment.
                (j) Schedule 3.16(j) identifies each and every Government Contract that is a cost reimbursable Government Contract that (i) contains a ceiling or cap on any indirect rate, and the nature of the cap or ceiling, (ii) provides for an initially negotiated fee to be adjusted later by a formula based on the relationship of total allowable costs to total Company costs (e.g., a cost-plus-incentive-fee contract), or (iii) provides for a fee consisting of a base amount and an award amount (e.g., a cost-plus-award-fee contract).
                (k) Except as set forth on Schedule 3.16(k), with respect to each current and completed Government Contract or Government Bid to which the Company is or was a party:
                     (i) the Company has complied and is in compliance in all material respects with all terms and conditions, clauses, provisions, of all applicable Laws and such Government Contracts;
                     (ii) no written notice has been received by the Sellers or the Company (and none has been threatened) alleging that the Company, or any director, officer or employee of the Company, is in breach or violation in any material respect of any Law or contractual requirement;
                     (iii) no notice of termination, stop-work notice, cure notice or show-cause notice has been issued (whether for default, cause, or for convenience) to the Company;
                     (iv) to the Company’s Knowledge, no adverse, negative, or unfavorable Contractor Performance Assessment Reports or past performance ratings were issued by a Governmental Authority within the past five (5) years;
                     (v) all representations and certifications made by the Company with respect to each of its Government Contracts and Government Bids were accurate in all material respects as of the date made, any and all material representations or certifications required at any time to be updated were in fact updated as required, and Company has complied with all such representations and certifications in all material respects;
                     (vi) the cost accounting practices that the Company is using (and has used at all times during its existence) to estimate and record costs in connection with the submission of Government Bids and performance of Government Contracts are (and have been) in compliance with applicable Law, including but not limited to, the FAR Cost Principles and Cost Accounting Standards (if required), and have been properly disclosed to the appropriate Governmental Authority (if required to be disclosed by applicable Law);
                     (vii) no pending cost item in excess of $1,000 or group, type or class of cost in excess of $5,000 in the aggregate, which was incurred or invoiced by the Company on any Government Contract has been questioned in writing or disallowed, or otherwise been the subject of a formal dispute, nor has any such question or disallowance, having been made against any completed Government Contract in the past five (5) years, not been accounted for in the Company’s financial books or records in accordance with GAAP;
                     (viii) to the Company’s Knowledge, no money presently due to the Company on any Government Contract to which the Company is a party has been withheld (including standard time and materials withholds allowed under the FAR), refused to be paid or set off or subject to attempts to withhold, refuse to pay or setoff;
                     (ix) to the Company’s Knowledge, the Company has not made any expenditures or incurred costs or obligations in excess of any applicable limitation of government liability, limitation of cost, limitation of funds or any similar clause limiting the Governmental Authority’s liability on any Government Contract (including, without limitation, any work being performed “at risk” in advance of receipt of funding);
                     (x) the Company has not received any information that would reasonably lead it to conclude that for any Government Contract subject to incremental funding, such Government Contract will not be fully funded to the maximum amount identified as the ceiling price of the contract, prior to the contract’s completion date;
                     (xi) based on experience and submissions to Governmental Authorities and other entities to date, the Company reasonably expects that its provisional rates under any Government Bid reflect its current cost expectations for the years for which the rates were bid;
                     (xii) there are no Government Contracts that are fixed-price that the Company reasonably expects, as of the completion of performance, can only be completed at a loss;
                     (xiii) there are no Government Contracts that include liquidated damages clauses;
                     (xiv) there are no Government Contracts under which the Company has been notified in writing that any of its products or services have been rejected or not accepted by any customer at any tier or that any of its products or services do not meet the acceptance criteria of such contract. Furthermore, neither the Company nor any Key Employees, Chris Popov nor any officers has any reason to believe the Company will be so notified with respect to any Government Contract;
                     (xv) there are no Government Contracts under which the Company is obligated to provide “most favored customer” or similar pricing discounts, subject to the customer’s right to acquire a subsequent price reduction or other remedy in the event the Company is determined to have offered greater discounts to other customers or violated the discount relationship between the customer and a defined “basis of award” or similar entity;
                (xvi) no organizational conflict of interest exists that would preclude the Company from submitting any Government Bid in the future;
                (xvii) the Company is not nor will the Company be as a result of the Company’s execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any Government Contract or Government Bid;
                (xviii) the Company has not granted any customer or Governmental Authority greater than “limited rights,” as defined in FAR 52.227-14(a), in any Company proprietary data;
                (xix) the Company has not granted any customer or Governmental Authority greater than “restricted rights,” as defined in FAR 52.227-14(a), in any Company proprietary computer software and
                (xx) the Company is not required to pay any Governmental Authority or other customer an industrial funding adjustment or similar rebate based on a percentage of the dollar value of sales made on a Government Contract.
           (l) Except as set forth on Schedule 3.16(l), with respect to Subcontract No. S2040823-1, dated August 23, 2004, as amended, between A-Tek, Inc. and the Company:
                (i) the Company has no Knowledge or reason to believe that any facts or circumstances have arisen or will arise that would cause A-Tek not to fully fund Subcontract No. S2040823-1 in the amount of $43,890,693.98, or such greater fully funded amount as set forth by modification; and
                (ii) the Company has no Knowledge or reason to believe any facts or circumstances have arisen or will arise that would cause the Company to be paid any amount less than $43,890,693.98, or such greater fully funded amount as set forth by modification.
           (m) Except as set forth on Schedule 3.16(m):
                (i) none of the employees, consultants and agents of the Company is (or during the last five (5) years has been) under administrative, civil or criminal investigation, indictment or information by any Governmental Authority;
                (ii) there is no pending audit or investigation of the Company or any of its officers, employees or representatives nor, within the last five (5) years has there been any audit or investigation of the Company, or of any of its officers, employees or representatives resulting in a material adverse finding with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid;

                     (iii) during the last five (5) years the Company has not made any voluntary or other disclosure to any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid;
                     (iv) the Company has not had any irregularities, misstatements or omissions arising under or relating to any Government Contract or Government Bid that has led to any of the consequences set forth in the first two clauses of this subsection (m) or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.
                (n) Except as set forth on Schedule 3.16(n):
                     (i) neither the Company nor any of its current directors, officers, employees, agents or consultants, is (or at any time during past 5 years has been) suspended, debarred, or excluded from doing business with a Governmental Authority;
                     (ii) neither the Company nor any of its current directors, officers, employees, agents or consultants, is (or was at any time during the past 5 years) the subject of a finding of non-responsibility or ineligibility for domestic or foreign Governmental Authority contracting; and
                     (iii) no circumstances exist that could give rise in the future to the institution of suspension or debarment Proceedings, criminal or civil fraud or other criminal or civil Proceedings or a determination of non-responsibility or ineligibility against the Company or any of its directors, officers or employees.
                (o) Except as set forth on Schedule 3.16(o), no statement, representation or warranty made by the Company in any Government Contract, any Government Bid or any exhibit thereto or in any certificate, statement, list, schedule or other document submitted or furnished to a Governmental Authority or other entity in connection with any Government Contract or Government Bid contained on the date so furnished or submitted (or on any other date where such statement, representation or warranty is deemed made or brought down as of a subsequent date either under applicable Law or pursuant to the applicable Government Contract or Government Bid or any exhibit thereto or in any written certificate, statement, list, schedule or other document submitted or furnished to such Governmental Authority in connection with such Government Contract or Government Bid) any untrue statement of material fact, or failed to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading, except in the case of any untrue statement or failure to state a material fact that would not result in any material liability to the Company as a result of such untrue statement or failure to state a material fact.
                (p) Except as set forth on Schedule 3.16(p):
                     (i) no Governmental Authority nor any prime contractor, subcontractor, vendor or other third party has asserted in writing any claim or initiated any dispute or Proceeding (or threatened to assert any claim or to initiate any dispute or Proceeding) against the Company relating to Government Contracts or Government Bids to which the Company is a party;

                     (ii) the Company is not asserting any claim or initiating any dispute or Proceeding directly or indirectly against any Governmental Authority, prime contractor, subcontractor, vendor or other third party concerning any Government Contract or Government Bid, in each case including under, if applicable, the Contract Disputes Act of 1978, as amended, or any other federal or state statute;
                     (iii) the Company has no interest in any pending or potential claim or request for equitable adjustment against any Governmental Authority or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid, and the Company is not a party (either as the protester or an interested party) to any protest to the procuring agency or the United States Government Accountability Office or other Governmental Authority; and
                     (iv) there exist no assignments of money due or to become due with respect to any Government Contract to which the Company is a party.
                (q) The Company does not employ or engage as a consultant any former procurement official or former high ranking military officer or other government officials who remain under any restrictions relating to his or her former employment that may negatively affect the Company’s business, operations, eligibility for government contracts, or the deployment of such employee or consultant.
                (r) Except as set forth on Schedule 3.16(r), the Company has an “ethics compliance” policy regarding how its employees are required to conduct themselves and perform work done under Government Contracts. Each of the Company’s employees (and any consultant, agent, subcontractor or other party covered by the terms of such policy) has been provided a copy of that policy and instructed to comply with it, and each of the Company’s employees (or other covered person) has indicated by signature or otherwise that he or she has reviewed its contents. Each of the Company’s employees has conducted himself or herself in accordance with that policy.
                (s) Except as set forth on Schedule 3.16(s), the Company has a policy regarding how its employees are to record their time and complete their time cards with respect to work done under Government Contracts. Each of the Company’s employees has been provided a copy of that policy and instructed to comply with it, and has indicated by signature or otherwise that he or she has reviewed its contents. Each of the Company’s employees has conducted himself or herself in accordance with that policy.
                (t) Each North American Industry Classification System (“NAICS”) code under which the Company has ever identified or represented itself to a Governmental Authority or to a contract counterparty as a “small business” under the U.S. Small Business Administration size standard regulations is listed on Schedule 3.16(t).
     3.17 Technology and Intellectual Property.
                (a) Schedule 3.17 lists: (i) all patents and all registered trademarks, service marks, copyrights and mask works, and any applications and renewals for any of the foregoing owned by or on behalf of the Company; (ii) all hardware products and tools, software and firmware products and tools and services that are currently sold, published, offered, or under development by the Company; and (iii) all licenses (in and out), sublicenses and other agreements to which the Company is a party and pursuant to which the Company or any other Person is authorized to use any of the Company Intellectual Property or exercise any rights with respect thereto. The disclosures described in clause (iii) of the preceding sentence include the identities of the parties to the relevant agreements, a brief description of the nature and subject matter thereof, the term thereof and a brief description of the payment terms (or a summary of any formula or procedure for determining such payment terms).
     (b) Each item of Company Intellectual Property is either: (i) owned solely by the Company free and clear of any Liens; or (ii) rightfully used and authorized for use by the Company and its respective successors pursuant to a valid and enforceable written license. All of the Company Intellectual Property that is used by the Company pursuant to a license or other grant of a right by a third party to use its proprietary information is separately identified as such in Schedule 3.17. The Company has all rights in the Company Intellectual Property necessary to carry out the Company’s former, current and currently planned future activities, including without limitation (except as noted in Schedule 3.17) rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign and sell the Company Intellectual Property in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses.
                (c) The Company is not in violation of any license, sublicense or other agreement to which the Company is a party or otherwise bound relating to any of the Company Intellectual Property. Except as noted in Schedule 3.17, the Company is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by the Company or the Buyer, as successor to the Company, in the Company Intellectual Property.
                (d) The use of the Company Intellectual Property by the Company as currently used and as currently proposed to be used does not infringe any other Person’s copyright, trade secret rights, right of privacy, moral right or other intellectual property right. The use by the Company of the Company Intellectual Property as currently used and as currently proposed to be used does not infringe any other Person’s, patent, trademark, service mark, trade name, firm name, logo, trade dress or mask work. No claims (i) challenging the validity, enforceability, effectiveness or ownership by the Company of any of the Company Intellectual Property or (ii) to the effect that the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Company Intellectual Property by the Company, infringes or will infringe on any intellectual property or other proprietary or personal right of any Person have been asserted against the Company or, to the Company’s Knowledge, are threatened by any Person nor does there exist any valid basis for such a claim. There are no Proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Intellectual Property, other than review of pending patent applications, and neither the Company, nor any Seller is aware of any information indicating that such Proceedings are threatened or contemplated by any governmental entity or any other Person. All granted or issued patents and mask works, all registered trademarks and service marks, and all copyright registrations owned by the Company are valid, enforceable and subsisting. To the Company’s Knowledge, there is no unauthorized use, infringement, or misappropriation of any of Company Intellectual Property by any third party, employee or former employee.
                (e) Schedule 3.17 separately lists all parties (other than employees) who have created any portion of, or otherwise have any rights in or to, the Company Intellectual Property. The Company has secured from all parties (including employees) who have created any portion of, or otherwise have any rights in or to, the Company Intellectual Property owned by the Company valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company and has provided true and complete copies of such assignments to the Buyer.
                (f) The transactions contemplated under this Agreement will not alter, impair or otherwise affect any rights of the Company in any Company Intellectual Property.
                (g) The Company has taken commercially reasonable measures to protect the proprietary nature of the Company Intellectual Property and to maintain in confidence all trade secrets and confidential information owned or used by the Company.
                (h) Company Intellectual Property does not include any Publicly Available Software and the Company has not used Publicly Available Software in whole or in part in the development of any part of Company Intellectual Property in a manner that may subject Company Intellectual Property in whole or in part, to all or part of the license obligations of any Publicly Available Software.
     3.18 Insurance Coverage. Schedule 3.18 lists all of the insurance policies and fidelity, performance or other bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or posted by the Company for the benefit of any other Person or to secure its performance or other obligations under any Contract. There is no claim by the Company or any other Person pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and the Company are otherwise in full compliance with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since inception and remain in full force and effect. To the Knowledge of the Company, such policies of insurance and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company. The Company and Sellers do not know of any threatened termination of, or premium increase with respect to, any of such policies or bonds.
     3.19 Compliance with Laws; Permits; No Defaults.
                (a) The Company is not in violation of, or has since inception violated, any applicable provisions of any Laws, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

               (b) Schedule 3.19 identifies each license, permit, concession or franchise issued by any Governmental Authority (a “Permit”) issued to the Company, together with the name of the Governmental Authority issuing such Permit. Such Permits are valid and in full force and effect, and none of such Permits will be terminated or impaired or become terminable as a result of the transactions contemplated hereby.
                (c) The Company is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under any Permit.
     3.20 Employees and Labor Matters.
                (a) Schedule 3.20(a) sets forth, with respect to each employee of the Company (including any employee who is on a leave of absence or on layoff status subject to recall) (i) the name of such employee and the date as of which such employee was originally hired by the Company, and whether the employee is on an active or inactive status; (ii) such employee’s title; (iii) such employee’s annualized compensation as of the date of this Agreement, including base salary, vacation and/or paid time off accrual amounts, bonus and/or commission potential, equity vesting schedule, severance pay potential, and any other compensation forms; (iv) each current benefit plan in which such employee participates or is eligible to participate; and (v) any governmental authorization that is held by such employee and that is used in connection with the Company’s business. Except as disclosed in Schedule 3.20(a), the employment of each of the employees of the Company is terminable by the Company at will.
                (b) Schedule 3.20(b) lists all Persons who are currently performing services for the Company who are classified as “consultants” or “independent contractors,” the compensation of each such Person and whether the Company is party to a Contract with such Person (whether or not in writing). Any such Contracts are listed on Schedule 3.15. All Persons engaged by the Company as independent contractors, rather than employees, have been properly classified as such and have been engaged in accordance with all applicable foreign, federal, state and/or local Laws.
                (c) The Company is not and has never been a party to or bound by any union Contract, collective bargaining agreement or similar Contract. There has never been any lockout, strike, slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company or any of its employees.
                (d) Schedule 3.20(d) lists all current employee manuals and handbooks, employment policy statements, employment agreements, and other materials relating to the employment of the current employees of the Company. The Company has delivered to the Buyer complete copies of all such documents.
                (e) Except as disclosed in Schedule 3.20(e), (i) none of the employees of the Company has notified or otherwise indicated to the Company that he or she intends to terminate his or her employment with the Company, or not to accept employment with the Buyer; (ii) the Company does not have a present intention to terminate the employment of any Key Employee; (iii) all employees of the Company have executed the Company’s form Noncompetition,

Nondisclosure and Developments Agreement; (v) no employee of the Company is a party to or is bound by any employment contract, patent disclosure agreement, noncompetition agreement or other restrictive covenant or other contract with any third party that would be likely to affect in any way (A) the performance by such employee of any of his or her duties or responsibilities as a employee, or (B) the business or operations of the Company; (vi) to the Knowledge of the Company, no employee of the Company is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company; and (vii) the Company is not and never have been engaged in any Proceeding with an employee or former employee regarding Intellectual Property matters and there are not disputes or grievances involving any employees that have not been resolved.
                (f) Except as disclosed in Schedule 3.20(f), (i) the Company does not have an established severance pay practice or policy; (ii) no employee of the Company is entitled to any severance pay, bonus compensation, acceleration of payment or vesting of any equity interest, or other payment from the Company or the Buyer (other than accrued salary, vacation, or other paid time off in accordance with the policies of the Company) as a result of or in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements or as a result of any termination by the Company on or after the Closing of any Person employed by the Company on or prior to the Closing Date.
                (g) The Company is in compliance with all currently applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours. The Company is not engaged, and to the Company’s Knowledge has never engaged, in any unfair labor practice of any nature. The employees of the Company have been, and currently are, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any applicable state law. The Company has not failed to pay, any of its employees, consultants or contractors for any wages (including overtime), salaries, commissions, bonuses, benefits or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such individuals.
                (h) The Company, and each employee of the Company, is in compliance with all applicable visa and work permit requirements, and no visa or work permit held by an employee of the Company will expire during the six month period following the date of this Agreement.
     3.21 Environmental Compliance. Except as disclosed in Schedule 3.21:
                (a) The Company has complied in all material respects with all Environmental Laws and Environmental Permits. The Company has no Environmental Liabilities.
                (b) The Company has applied for and received all Environmental Permits required in connection with its business. Schedule 3.21 sets forth a list of all such Environmental Permits, each of which is in full force and effect and will continue to be in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. To the Knowledge of the Company, the consummation of the transactions contemplated herein will not require any filing, notice or compliance under any environmental property transfer laws and no transfer of any Environmental Permits will be required.
                (c) No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and, to the Knowledge of the Company, no investigation or review is pending or, to the Company’s Knowledge, threatened, by any governmental or other entity with respect to any (i) alleged violation by the Company of any Environmental Law or Environmental Permit, or any liability thereunder, (ii) alleged failure by the Company to have any Environmental Permit, or (iii) use, generation, treatment, storage, handling, recycling, transportation or disposal of any Hazardous Substance by the Company.
                (d) The Company has not stored, handled or transported or Released any Hazardous Substance on any property now or previously owned or leased by the Company. No Hazardous Substance is present, in a reportable or threshold planning quantity, where such a quantity has been established by any Environmental Law or Environmental Permit, at, on or under any property now or previously owned or leased by the Company.
                (e) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or for the Company, or of which the Company has Knowledge, relating to any property or facility now or previously owned or leased by the Company that have not been delivered to the Buyer.
     3.22 Transactions with Affiliates; Intercompany Arrangements. There are no agreements, loans, leases, royalty agreements or other continuing transactions between the Company and (i) any officer, director or stockholder of the Company or any of their Affiliates or (ii) any member of any officer, director or stockholder of the Company’s family or any of their Affiliates (“Interested Person”). To the Knowledge of the Company and except as disclosed on Schedule 3.22, no Interested Person (x) has any material direct or indirect interest in any entity that does business with the Company or (y) has any direct or indirect interest in any property, asset or right that is used by the Company in the conduct of their business. No Interested Person has any contractual relationship (including that of creditor or debtor) with the Company other than such relationships as result solely from being an officer, director or stockholder of the Company.
     3.23 Customers. Schedule 3.23 lists (a) the correct installation date for each product or service sold by the Company to any of its customers since the inception of the Company’s business, (b) the start date and end date of each maintenance period for current installed customers of the Company for which the customer has been invoiced, (c) the start date and end date of each maintenance period for current installed customers of the Company for which the customer has not yet been invoiced, and (d) the annual maintenance renewal fee for each current installed customer of the Company.
     3.24 Finders’ Fees. Except for Corporate Finance Associates, whose fees will be paid by Sellers, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Sellers or the Company who might be entitled to any fee or commission from the Buyer, the Company or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.
     3.25 Other Information. No representation or warranty made by the Sellers or the Company contained in this Agreement nor any of the information contained in the Disclosure Schedules attached hereto or to be furnished by the Sellers to Buyer in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES RELATING TO SELLERS
     Each Seller, severally but not jointly, represents and warrants to the Buyer as follows:
     4.01 Title to and Validity of Shares. Such Seller now has, and on the Closing Date will have, good and marketable title to and unrestricted power to vote and sell the Shares designated as owned by such Seller opposite such Seller’s name on Schedule 2.01, free and clear of any Lien and, upon purchase and payment therefor and delivery to the Buyer thereof in accordance with the terms of this Agreement, the Buyer will obtain good and marketable title to such Shares free and clear of any Lien.
     4.02 Authority. Such Seller has the legal power, right and authority to enter into and perform this Agreement and each Ancillary Agreement to which it is a party, and to perform each of his obligations hereunder and thereunder. This Agreement has been duly executed and delivered by such Seller and constitutes a valid and binding obligation of such Seller, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement and the applicable Ancillary Agreements by such Seller (a) require no action by or in respect of, or filing with, or consent of, any Governmental Authority or any other Person and (b) do not contravene, or constitute a default under, any provision of applicable Law or of any Contract binding upon such Seller.
     4.03 Investment Representation.
               (a) Each Seller represents and warrants that:
                    (i) it is acquiring Buyer Stock solely for its account and not with a view to or for resale in connection with a distribution thereof;
                    (ii) it has had the opportunity to ask questions of and receive complete answers from representatives of the Buyer concerning the business, management and financial condition of the Buyer and the terms and conditions of the Buyer Stock;
                    (iii) it is able to bear the economic risk of its investment in the Buyer Stock for an indefinite period of time;

                     (iv) it can afford a complete loss of its investment in the Buyer Stock; and
                     (v) it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in Buyer Stock;
                    (vi) it is an “accredited investor” within the meaning of Rule 501 under the Securities Act; and
                     (vii) it is not insolvent and will not be rendered insolvent by the consummation of the transactions contemplated by this Agreement.
                (b) Each Seller acknowledges and agrees that:
                     (i) the shares of Buyer Stock to be issued to it hereunder have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under the securities Laws of any state or other jurisdiction, and are being issued in reliance upon certain exemptions under such Laws;
                     (ii) the shares of Buyer Stock to be issued to it hereunder may not be resold, transferred, pledged or otherwise disposed of except pursuant to an effective registration statement under the Securities Act and any applicable state securities Laws, or pursuant to a valid exemption from such registration requirements, and the Buyer shall have no obligation to record any proposed transfer of such shares on its stock transfer records unless the shares to be transferred have been registered under the Securities Act or the request for transfer is accompanied by an opinion in form and substance satisfactory to the Buyer that no such registration is required; and
                     (iii) the Buyer shall have no obligation to register the Buyer Stock pursuant to the Securities Act or the securities Laws of any state or to supply the information which may be necessary to sell such securities.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER
     The Buyer hereby represents and warrants to the Company and Sellers that:
     5.01 Organization and Existence. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all Permits required to carry on its business as now conducted. The Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary. Attached to Schedule 5.01 are true and complete copies of the certificate of incorporation and bylaws of the Buyer each as amended and as currently in effect.

     5.02 Corporate Authorization. The execution, delivery and performance by the Buyer of this Agreement, the issuance and delivery of the Buyer Stock pursuant to this Agreement, and the consummation by the Buyer of the transactions contemplated hereby are within the corporate powers of the Buyer and have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes a valid and binding agreement of the Buyer. The Buyer Stock, when issued and delivered in accordance with the terms of this Agreement will validly issued, fully paid and non-assessable.
     5.03 Governmental Authorization. The execution, delivery and performance by the Buyer of this Agreement require no action by or in respect of, or filing with, any Governmental Authority.
     5.04 Non-Contravention. The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby do not and will not (i) contravene or conflict with the corporate charter or bylaws of the Buyer or (ii) contravene or conflict with any provision of any Law binding upon or applicable to Buyer.
     5.05 Litigation. There is no claim, investigation or Proceeding pending, or to the knowledge of the Buyer threatened, against the Buyer before any Governmental Authority that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby or, that if adversely decided against the Buyer would have a material and adverse effect on the Buyer.
     5.06 Finders’ Fees. Except for Morgan Keegan & Company, Inc., whose fees will be paid by the Buyer, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission from the Company thereof upon consummation of the transactions contemplated by this Agreement.
     5.07 Purchase for Investment. The Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.
     5.08 No Bankruptcy; Insolvency. The transaction contemplated under this Agreement will not render Buyer unable to pay debts as they become due. Buyer is not presently contemplating a bankruptcy filing, nor is Buyer aware of any creditor who has threatened to file any bankruptcy action against it.
     5.09 Capitalization.
                (a) The authorized capital stock of the Buyer consists of 75,000,000 shares of common stock, par value $.001 per share, of which 47,143,551 shares are issued and outstanding as of the date hereof, and 25,000,000 shares of preferred stock, par value $.001 per share, of which 5,000,000 are issued and outstanding as of the date hereof. All outstanding shares of capital stock of the Buyer have been duly authorized and validly issued, are fully paid and non-assessable. There are no stockholders agreements, voting agreements or voting trusts with respect to the shares of capital stock of the Buyer.

                (b) The Buyer has issued options to purchase 6,025,000 shares of Buyer Stock and warrants to purchase 2,971,997 shares of Buyer Stock (the “Options and Warrants”). Other than the Options and Warrants, there is no outstanding subscription, option, warrant, call, right, agreement or commitment relating to the issuance, sale, delivery or transfer by any Person of the Buyer’s capital stock or any other outstanding security of the Buyer convertible into capital stock of the Buyer. The Buyer has no obligation (contingent or otherwise) to purchase, redeem, or otherwise acquire any of its equity securities or any interests therein.
     5.10 Subsidiaries. Schedule 5.10 sets forth a list of all of Buyer’s Subsidiaries.
     5.11 Compliance with Laws. (a) The Buyer and its Subsidiaries are not in violation of any applicable provisions of any Laws, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     5.12 Absence of Certain Changes. Since January 1, 2005, the Buyer has, except for this Agreement, conducted its business in the ordinary course consistent with past practice and there has not occurred any circumstance, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, any material and adverse effect on the Buyer.
     5.13 Other Information. No representation or warranty made by the Buyer contained in this Agreement nor any of the information contained in the Disclosure Schedules attached hereto or to be furnished by the Buyer to the Sellers in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading.
ARTICLE VI.
COVENANTS OF THE COMPANY AND SELLERS
     6.01 Resignations. The Company will deliver to the Buyer the resignations of all officers and directors of the Company from their positions as officers and directors (but not employees) of the Company at or prior to the Closing Date, unless otherwise specified by the Buyer.
     6.02 Confidentiality. The Company, and the Sellers and their Affiliates, will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all confidential documents and information concerning the Buyer furnished to the Company, or to the Sellers or their Affiliates, in connection with the transactions contemplated by this Agreement, and after the Closing Date all confidential documents and information concerning the Company, except to the extent that such information can be shown by the Sellers to have been (a) previously known on a nonconfidential basis by the Sellers, (b) in the public domain through no fault of the Sellers or (c) later lawfully acquired by the Sellers from sources other than the Company or the Buyer; provided that the Sellers may disclose such information to their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by the Sellers of the confidential nature of such information and are directed by the Sellers to treat such information confidentially in accordance with this Agreement. The obligation of the Company, and the Sellers and their Affiliates, to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, the Company, and the Sellers and their Affiliates, will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Buyer, upon request, all documents and other materials, and all copies thereof, obtained by the Company, or by the Sellers or their Affiliates, or on their behalf concerning the Buyer in connection with this Agreement that are subject to such confidence.
     6.03 Company Charges. As soon as reasonably practicable following the Closing Date, Chris Popov will transfer any and all automatic payments currently charged to a credit card in his name for charges made on behalf of the Company to new Company credit cards.
     6.04 Lock-up Agreements. In the event that Buyer files a registration statement with the Securities Exchange Commission relating to the initial public offering of securities of the Buyer, each of the Sellers agrees to enter into a customary “lock-up” agreement with respect to the shares of Buyer Stock received by such Seller hereunder of at least the same nature and scope as the executives, directors and stockholders of the Buyer may be required to execute, such lock-up agreement to remain effective for the equivalent period of time as may be required of the principal stockholders of the Buyer by the underwriter(s) in the initial public offering.
ARTICLE VII.
GOVERNING LAW; JURISDICTION
     7.01 Governing Law. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, EXCLUDING ITS CONFLICTS OF LAWS PRINCIPLES TO THE EXTENT SUCH PRINCIPLES WOULD LEAD TO THE APPLICATION OF A SUBSTANTIVE LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.
     7.02 Consent to Jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction (subject to the immediately following sentence) of the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto agrees, to the extent permitted under applicable Laws and rules of procedure, to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York, or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, then in the Commercial Division of the Supreme Court of the State of New York, New York County. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 7.02. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Commercial Division of the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, judgments, orders or decrees resulting from lawsuits or court actions brought in accordance with the foregoing provisions of this Section 7.02 may be appealed to or enforced in any court of competent jurisdiction.
     7.03 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.
ARTICLE VIII.
COVENANTS OF ALL PARTIES
     8.01 Commercially Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the transactions contemplated by this Agreement. The Sellers and the Buyer each agree, and the Sellers, prior to the Closing, and the Buyer, after the Closing, agree to cause the Company, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.
     8.02 Certain Filings. The Company, the Sellers and the Buyer shall cooperate with each other (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.
     8.03 Public Announcements. The Parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable Law or stock exchange regulation, will not issue any such press release or make any such public statement prior to such consultation.

     8.04 Expenses. In connection with the transactions contemplated hereunder, Buyer, on the one hand, and Sellers, on the other hand, shall each pay one-half of (a) any fees payable to the Escrow Agent. Except as All costs and expenses incurred in connection with this Agreement, the Ancillary Agreements and the consummation of the transactions hereby and thereby shall be paid by the Party incurring such cost or expense. The Sellers shall pay, on or prior to the Closing, all expenses of the Company incurred in connection with the transactions contemplated by this Agreement, the Ancillary Agreements and the consummation of the transaction hereby and thereby, including without limitation the fees to Corporate Finance Associates.
ARTICLE IX.
TAX MATTERS
     9.01 Tax Representations. The Company and each Seller, jointly and severally, hereby represent and warrant to the Buyer as of the date hereof that:
                (a) The Company has timely filed all Tax Returns required to be filed (determined without regard to extensions) on or before the date hereof. The Company has paid all Taxes owed (whether or not shown, or required to be shown, on Tax Returns) on or before the date hereof. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. All Tax Returns filed by the Company were complete and correct in all respects, and such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status and other matters of the Company and any other information required to be shown thereon. There are no liens for Taxes upon any of the Company’s assets, other than Liens for Taxes not yet due and payable.
                (b) None of the Tax Returns filed by the Company or Taxes payable by the Company have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any governmental authority, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the Company’s Knowledge, threatened.
                (c) The Company is not currently the beneficiary of any extension of time within which to file any Tax Return, and the Company has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. All material elections with respect to Taxes affecting the Company, as of the date hereof, are set forth in Schedule 9.01.
                (d) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) any amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code. None of the shares of outstanding capital stock of the Company is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code. No portion of the Purchase

Price is subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.
                (e) None of the assets of the Company directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code. The Company is not a party to or member of any joint venture, partnership, limited liability company or other arrangement or contract which could be treated as a partnership for federal income tax purposes. The Company is not, or has not been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has not made or agreed to make any adjustment under Section 481 (a) of the Code (or any corresponding provision of state, local or foreign Tax Law) by reason of a change in accounting method or otherwise, and will not be required to make such an adjustment as a result of the transactions contemplated by this Agreement.
                (f) The Company is not a party to any Tax sharing agreement or similar arrangement (including, but not limited to, an indemnification agreement or arrangement). The Company has never been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes (other than a group the common parent of which is the Company), and the Company has no liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), or as a transferee or successor, or by contract, or otherwise.
                (g) The unpaid Taxes of the Company did not, as of the Balance Sheet Date exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Balance Sheet, and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the reasonable past custom and practice of the Company in filing Tax Returns. The Company will not incur any liability for Taxes from the Balance Sheet Date through the Closing Date other than in the ordinary course of business and consistent with reasonable past practice.
                (h) Schedule 9.01 hereto contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company. No claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in that jurisdiction. The Company has not, and has never had, a permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign law and any applicable Tax treaty or convention between the United States and such foreign country.
                (i) Schedule 9.01 hereto lists all Tax Returns filed with respect to any of the Company for taxable periods ended on or after January 1, 2000. The Company has delivered to the Buyer correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since January 1, 2000.

                (j) On March 13, 2002, the Company made an election under Code §1382 and analogous State provisions to be treated as an S Corporation and such election has been in effect at all times through the date hereof.
     9.02 Tax Covenants. The following provisions shall govern the allocation of responsibility as between the Buyer and the Sellers for certain tax matters:
                (a) Tax Periods Ending on or Before the Closing Date. If not already prepared and filed prior to the Closing Date, the Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. In such instance, the Sellers shall permit Company to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Sellers shall reimburse the Buyer for Taxes of the Company with respect to such periods within fifteen (15) days after payment by the Buyer or the Company of such Taxes to the extent such Taxes were not reflected as a liability in determining the Purchase Price pursuant to Section 2.02 of this Agreement.
                (b) Tax Periods Beginning Before and Ending After the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. The Sellers shall pay to the Buyer within fifteen (15) days after the date on which Taxes are paid those Taxes attributable to the Pre-Closing Date period as determined under Section 9.03(b).
                (c) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Sellers when due, and the Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.
                (d) S Status. Sellers shall take no action from the date hereof through the Closing Date that would have the effect of terminating the Company’s S election for Federal or State tax purposes.
9.03 Tax Indemnification.
                (a) The Sellers hereby jointly and severally indemnify the Buyer against and agree to hold it harmless from any (i) Tax of the Company and (ii) any damages arising out of or incident to the imposition, assessment or assertion of any Tax, including those incurred in the contest in good faith of appropriate proceedings for the imposition, assessment or assertion of any Tax, and any liability as transferee, in each case related to the Tax Indemnification Period and in each case incurred or suffered by the Buyer or, effective upon the Closing, the Company (the sum of (i) and (ii) being referred to herein as a “Tax Loss”).
                (b) For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the

Closing Date, the portion of such Tax related to the portion of such Taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (ii) in the case of any Tax based upon or related to income be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.
                (c) Upon payment by the Buyer, any of its Affiliates or, effective upon the Closing, the Company of any Loss, the Sellers shall discharge their obligation to indemnify the Buyer against such Tax Loss by paying to the Buyer an amount equal to the amount of such Tax Loss.
                (d) Any payment pursuant to this Section 9.03 shall be made not later than 30 days after receipt by the Sellers’ Representative of written notice from the Buyer stating that any Tax Loss has been paid by the Buyer, any of its Affiliates or, effective upon the Closing, the Company and the amount thereof and of the indemnity payment requested. Any payment required under this Section and not made when due shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for such day until paid.
                (e) The Buyer agrees to give prompt notice to the Sellers’ Representative of the assertion of any claim, or the commencement of any investigation or Proceeding in respect of which indemnity may be sought hereunder and of any Tax Loss, which the Buyer deems to be within the ambit of this Section 9.03 (specifying with reasonable particularity the basis therefore) and will give the Sellers’ Representative such information with respect thereto as the Sellers’ Representative may reasonably request. The Sellers’ Representative may, at its own expense, (i) participate in and, (ii) except in the case of a claim that relates to Taxes described in Section 9.03(b), upon notice to the Buyer, assume the defense of any such suit, action or proceeding; provided that (iii) the Sellers’ counsel is reasonably satisfactory to the Buyer, (iv) the Sellers’ Representative shall thereafter consult with the Buyer upon the Buyer’s reasonable request for such consultation from time to time with respect to such suit, action or proceeding and (v) the Sellers shall not, without the Buyer’ consent, agree to any settlement with respect to any tax if such settlement could adversely affect the past, present or future Tax liability of the Buyer, any of its Affiliates or, upon the Closing, the Company. If the Sellers’ Representative assumes such defense, the Buyer shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Sellers. The Sellers shall be liable for the fees and expenses of counsel employed by the Buyer for any period during which the Sellers have not assumed the defense thereof. Whether or not the Sellers’ Representative chooses to defend or prosecute any claim, all of the Parties hereto shall cooperate in the defense or prosecution thereof.

                (f) The Seller shall not be liable under this Section with respect to any Tax resulting from a claim or demand the defense of which it was not offered the opportunity to assume as provided under Section 9.03(e) hereof to the extent the Seller’s liability under this Section is adversely affected as a result thereof. No investigation by the Buyer or any of its Affiliates at or prior to the Closing Date shall relieve the Seller of any liability hereunder.
ARTICLE X.
EMPLOYEE BENEFITS
     10.01 ERISA Representations. The Company and each Seller, jointly and severally, hereby represent and warrant to the Buyer as of the date hereof that:
               (a) Schedule 10.01 lists each Employee Plan that covers any Employee, copies of all of which, and a summary plan description of each, have previously been furnished to Buyer. With respect to each Employee Plan, all annual reports (Form 5500) required to be filed with the Internal Revenue Service or Department of Labor have been properly filed on a timely basis and the Company has provided the most recently filed Form 5500.
                (b) Schedule 10.01 also includes a list of each Benefit Arrangement of the Company, copies or descriptions of which have been made available or furnished previously to Buyer.
                (c) None of the Employee Plans or Benefit Arrangements listed on Schedule 10.01 is subject to the laws of any jurisdiction outside the United States.
                (d) No non-exempt “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan.
                (e) Neither the Company, nor any ERISA Affiliate maintains or has ever maintained or contributed to or expects to incur liability with respect to any Multiemployer Plan or Employee Plan subject to Title IV of ERISA. Neither the Company, nor any ERISA Affiliate has incurred nor does it reasonably expect to incur any liability with respect to any transaction described in Section 4069 of ERISA.
                (f) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company has furnished to the Buyer copies of the most recent Internal Revenue Service determination or opinion letter with respect to each such Employee Plan. Each Employee Plan and Benefit Arrangement has been maintained in compliance with its terms and with the applicable requirements prescribed by any and all statutes, orders, rules and regulations.
                (g) With respect to the Employees and former Employees, there are no employee post-retirement health or welfare plans in effect, except as required by Section 4980B of the Code or applicable state law. No tax under Section 4980B or 4980D of the Code has been incurred in respect of any Employee Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

                (h) All contributions and payments accrued under each Employee Plan and Benefit Arrangement, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid on or prior to the Closing Date. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company, or any of its respective ERISA Affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement that would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended prior to the date hereof.
                (i) Except as disclosed on Schedule 10.01, no Employee will become entitled to any material bonus, retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby (each such disclosed payment being a “Transaction Bonus”). The Sellers agree that all Transaction Bonuses shall be for the account of the Sellers and not of the Company and shall be paid by the Sellers.
     10.02 Indemnification. Sellers hereby indemnify Buyer and from and after the Closing Date the Company, against and agree to hold them harmless from any and all Damages incurred or suffered as a result of any breach by the Sellers of any representation or warranty made in this Article or any failure by the Sellers to satisfy and discharge their obligations under this Article. The indemnification provided for in this Section 10.02 shall be subject to the procedures set out in Section 12.05.
ARTICLE XI.
CONDITIONS TO CLOSING
     11.01 Conditions to the Obligations of Each Party. The obligations of the Buyer, the Company and the Sellers to consummate the Closing are subject to the satisfaction of the following conditions:
                (a) No provision of any applicable Law shall prohibit the consummation of the Closing.
                (b) Each other Party to this Agreement shall have executed and delivered each of the Ancillary Agreements to be entered into by it at Closing and any other Closing Documents required to be delivered by it pursuant to Section 2.03 or elsewhere in this Agreement.
     11.02 Conditions to Obligation of Buyer. The obligation of the Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:
                (a) No Governmental Authority shall have issued any order, and there shall not be any Law, restraining the effective operation by the Buyer of the business of the Company after the Closing Date and no Proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any Governmental Authority and be pending.

                (b) The Buyer shall have received an opinion of the Watkins firm, APC, dated the Closing Date, to the effect specified in Sections 3.01, 3.02, 3.04 through 3.06 and 3.14 and with respect to such other matters as the Buyer may reasonably request.
                (c) The Company shall have received all of the Required Consents.
                (d) The Sellers shall have paid all sales, use, transfer, stamp, documentary and other similar Taxes and recording and filing fees incurred in connection with the transactions contemplated by this Agreement.
                (e) Andrew Trickett, Eric Shaffer and Daniel Lintz shall each have entered into an employment agreement with the Company (the “Employment Agreements”) and Daniel Desmond shall have entered into a consulting agreement with the Buyer (the “Consulting Agreement”), each dated as of the Closing Date, in a form acceptable to the Buyer.
                (f) The Simi Group shall have entered into Technology Quit Claim and Release Agreement and a Technology Sourcing Agreement with the Company, each dated as of the Closing Date and each in a form acceptable to the Buyer (the “Simi Agreements”).
                (g) The Company and the Sellers shall have terminated all Company Options pursuant to Section 2.09 and shall have delivered to the Buyer written evidence of such terminations satisfactory to the Buyer.
                (h) Any and all outstanding Indebtedness from or to the Company to or from its employees, including without limitation, Indebtedness from Jim Ripp for the benefit of the Company shall have been repaid to the Company, and evidence thereof satisfactory to the Buyer shall have been delivered to the Buyer and the Indebtedness from Andrew Trickett to the Company shall have be assigned from the Company to the Sellers’ Representative.
                (i) The Buyer shall have received copies of the resignations described in Section 6.04.
                (j) A Certificate of Good Standing for the Company, dated as of a recent date, issued by the Secretary of State of the State of California and Certificates of Good Standing for all other states in which the Company is qualified to do business shall have been delivered to the Buyer.
                (k) A California Tax Certificate shall have been delivered to the Buyer.
                (l) The minute and record books of the Company shall have been delivered to the Buyer.
                (m) Each of the Executive Sellers shall have executed and delivered to the Buyer a Non-Compete Agreement in a form acceptable to the Buyer (the “Non-Compete Agreements”).
     11.03 Conditions to Obligation of Sellers. The obligation of the Sellers to consummate the Closing is subject to the satisfaction of the following further conditions:

                (a) A Certificate of Good Standing for the Buyer, dated as of a recent date, issued by the Secretary of State of the State of Delaware shall have been delivered to the Sellers.
                (b) The Ancillary Agreements shall have been executed and delivered.
ARTICLE XII.
SURVIVAL; INDEMNIFICATION
     12.01 Survival. All representations, warranties and covenants made by the Sellers, the Company and Buyer in or pursuant to this Agreement or in any document delivered pursuant hereto shall be deemed to have been made on the date of this Agreement. The representations and warranties of the Executive Sellers (other than those made in Article IV) and the Company will survive the Closing and will remain in effect until, and will expire upon, the termination of the relevant indemnification obligation as provided in Section 12.04. The representations and warranties of the Sellers made in Article IV shall survive the Closing indefinitely. The representations and warranties of the Buyer will survive the Closing and will remain in effect until, and will expire upon the one-year anniversary of the Closing Date. All covenants of the Parties that are to be performed after the Closing shall continue in effect and expire in accordance with their respective terms.
     12.02 Indemnification by Sellers.
                (a) Subject to the limitations provided in Section 12.04(a) and in addition to any other indemnities provided by the Sellers in this Agreement, from and after the Closing, each of the Executive Sellers, jointly and severally, covenants and agrees to indemnify, defend, protect and hold harmless Buyer and its respective officers, directors, employees, stockholders, assigns, successors and Affiliates, including without limitation, the Company after the Closing (individually, a “Buyer Indemnified Party”, and collectively, “Buyer Indemnified Parties”) from, against and in respect of all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including reasonable attorneys’ fees) (collectively, “Damages”) suffered, sustained, incurred or paid by any of the Buyer Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:
                     (i) any inaccuracy in or breach of any representation or warranty of the Company or the Sellers set forth in this Agreement, the Schedules hereto, and any Closing Documents delivered by or on behalf of either of the Sellers or the Company in connection herewith (but not including the Ancillary Agreements), but excluding the representations and warranties made severally by the Sellers in Article IV;
                     (ii) any non-fulfillment or breach of any covenant or agreement on the part of any of the Sellers or, prior to the Closing Date, the Company, in this Agreement or in any

Closing Documents delivered by or on behalf of any of the Sellers or the Company in connection herewith;
                     (iii) any and all Damages incident to any of the foregoing or to the enforcement of this Section 12.02(a).
                (b) Each Seller, severally and not jointly, hereby indemnifies the Indemnified Parties and agrees to hold each of them harmless from and against all Damages incurred or suffered by any of the Indemnified Parties arising out of any misrepresentation or breach of warranty by such Seller pursuant to Article IV (Representations and Warranties Relating to Sellers).
     12.03 Indemnification by Buyer. Subject to the limitations provided in Section 12.04(c), from and after the Closing, Buyer shall indemnify, pay, defend, protect and hold harmless each of the Sellers and each of their respective officers, directors, employees, stockholders, assigns, successors and Affiliates (each a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from, against and in respect of all Damages suffered, sustained, incurred or paid by any of the Seller Indemnified Parties in connection with, resulting from or arising, directly or indirectly, out of (a) any inaccuracy in or breach of any representation or warranty of the Buyer set forth in this Agreement, or any Closing Documents delivered by or on behalf of Buyer in connection herewith, (b) any non-fulfillment of any covenant or agreement by Buyer under this Agreement, and (c) any and all Damages incident to any of the foregoing or to the enforcement of this Section 12.03.
12.04 Limitations.
                (a) The Executive Sellers shall have no liability for indemnification under Section 12.02(a) unless and until the aggregate amount of Damages exceeds Fifty Thousand U.S. Dollars ($50,000) (the “Indemnification Deductible”), after which point the Executive Sellers will be obligated to indemnify the Buyer Indemnified Parties only with respect to the aggregate amount of such Damages that is in excess of the Indemnification Deductible; provided, however, that the Indemnification Deductible shall not apply to Damages arising out of or relating to any breaches of the covenants of the Company or the Sellers set forth in Section 8.04, any affirmative payment obligations of the Company or the Sellers under this Agreement or any of the Closing Documents to which any of them is a party. The maximum aggregate amount of the Executive Sellers’ liability under Section 12.02(a) will be the amount of the funds contained in the Escrow Account plus the Earnout Amount, if any (the “Indemnification Cap”); provided however that this Indemnification Cap shall not apply to Damages arising out of relating to any breaches of the covenants of the Company or the Sellers set forth in Section 8.04, any affirmative payment obligations of the Company or the Sellers under this Agreement or any of the Closing Documents to which any of them is a party. For purposes of the indemnifications contained in this Agreement, all of the funds and shares of Buyer Stock subject to the Escrow Agreement and that may be payable as the Earnout Payment Amount, regardless of a Seller’s Percentage, shall be available to satisfy the Executive Sellers’ indemnification obligations up until the point in time that such funds and shares shall have been distributed by the Sellers’ Representative to the various Sellers or be required to be reflected on the stock ledger of the Buyer as beneficially owned by the Sellers individually, after which point, the indemnification obligations shall extend only to the applicable portion of the Purchase Price distributed to the Executive Sellers.
                (b) Except as provided in Section 12.05, the indemnification obligations of the Executive Sellers under Section 12.02(a) shall terminate at 11:59 p.m. Eastern Time on the Earnout Payment Date, with the exception of indemnification with respect to those representations and warranties contained in (i) Section 3.21, which shall survive until the expiration of the statutory period of limitations applicable to third party claims pertaining to such matters, if later (giving effect to any waiver, mitigation or extension thereof), and, if no such mandatory statutory period of limitations exists, indefinitely; and (ii) Sections 3.06 (Capitalization), which shall survive indefinitely.
                (c) The Sellers shall have unlimited liability for their indemnification obligations under Section 12.02(b), and such indemnification obligation shall survive the Closing indefinitely.
                (d) Buyer shall have no liability for indemnification under Section 12.03 unless and until the aggregate amount of Damages exceeds an amount equal to the amount of the Indemnification Deductible (the “Buyer Indemnification Deductible”), after which point Buyer will be obligated to indemnify the Seller Indemnified Parties only with respect to the aggregate amount of such Damages in excess of the Buyer Indemnification Deductible; provided, however, that the Buyer Indemnification Deductible shall not apply to Damages arising out of any breaches of the covenants of Buyer set forth in Section 8.04 or any affirmative payment obligations of Buyer as set forth in this Agreement or any of the Buyer Ancillary Documents; and further provided that the aggregate amount of the liability of Buyer under Section 12.03 shall not exceed Three Million U.S. Dollars ($3,000,000). Except as provided in Section 12.05, the indemnification obligations of Buyer under Section 12.03 shall terminate at 11:59 p.m. Eastern Time on the date that is the one-year anniversary of the Closing Date.
                (e) The limitations provided in this Section 10.4 shall not apply in respect of any Claims for Damages relating to any fraud or intentional misrepresentation of any party hereto.
                (f) The indemnification provided in Sections 9.03 and 10.02 shall survive the Closing until the expiration of the statutory period of limitations applicable to third party claims pertaining to such matters, if later (giving effect to any waiver, mitigation or extension thereof), and, if no such mandatory statutory period of limitations exists, indefinitely.
Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 12.02 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time.
     12.05 Indemnification Procedures. All claims or demands for indemnification under Section 10.02 or this Article 12 (“Claims”) shall be asserted and resolved as follows:

               (a) If any Buyer Indemnified Party, on the one hand, or any Seller Indemnified Party, on the other hand (each an “Indemnified Party”) has a Claim against any party obligated to provide indemnification pursuant to Section 10.02 or this Article 12 (an “Indemnifiying Party”) that does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (the “Claim Notice”). If the Indemnifying Party does not notify the Indemnified Party within 30 days after the date of delivery of the Claim Notice that it disputes such Claim through a reasonably detailed statement of the basis of such dispute (the “Dispute Notice”), the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. If a Dispute Notice is delivered to an Indemnified Party in accordance with this Section 12.05, the Indemnifying Party and the Indemnified Party shall undertake in good faith to or to have their representatives promptly meet and attempt to resolve such dispute. If a resolution is not reached within 30 days from the date of the delivery of the Dispute Notice, the Indemnifying Party or the Indemnified Party may pursue their rights and remedies at law or in equity to resolve the dispute.
                (b) If any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party (a “Third-Party Claim”), the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. The Indemnifying Party shall have 30 days from date of delivery of the Claim Notice to notify the Indemnified Party (i) whether the Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to the Third-Party Claim, and, if so, the basis for such a dispute, and (ii) if such party does not dispute liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against the Third-Party Claim, provided that the Indemnified Party is hereby authorized (but not obligated) to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party’s interests. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party does not dispute the Indemnifying Party’s obligation to indemnify with respect to the Third-Party Claim, the Indemnifying Party shall defend the Indemnified Party against such Third-Party Claim by appropriate proceedings, provided that, unless the Indemnified Party otherwise agrees in writing, which shall not be unreasonably withheld, the Indemnifying Party may not settle any Third-Party Claim (in whole or in part) if such settlement does not include a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against a Third-Party Claim, whether by failure of such party to give the Indemnified Party timely notice as provided herein or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against such Third-Party Claim in the Indemnified Party’s sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred. If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Indemnifying Party, any Third-Party Claim seeks material prospective relief which could have a material and adverse effect on any Indemnified Party, the Indemnified Party shall have the right at its sole cost and expense to control or assume (as the case may be)

the defense of any such Third-Party Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party elects to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such Third-Party Claim at the sole cost and expense of the Indemnifying Party.
                (c) Subject to the provisions of Section 12.04, an Indemnified Party’s failure to give reasonably prompt notice as required by this Section 12.05 of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party or the Indemnifying Party’s ability to properly defend (or mitigate Damages in connection with) such claim; provided however that if an Indemnified Party fails to deliver a Claim Notice prior to the expiration of the applicable survival periods stated in this Agreement, all rights of the Indemnified Party with respect to such Claims shall terminate and be forever waived.
     12.06 No Waiver; No Impairment for Investigation. The right to indemnification, payment of Damages or other remedy based on the representations, warranties, covenants, and obligations of the parties to this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.
     12.07 No Subrogation. Following the Closing, the Sellers shall have no right of indemnification, contribution or subrogation against the Company with respect to any indemnification payments by any Seller or the Sellers under Section 12.02 if the transactions contemplated by this Agreement are consummated. The Sellers shall have a right of contribution against each other with respect to amounts actually paid pursuant to Section 12.02, but such right of contribution shall in no way limit or affect the Buyer’s and the Company’s rights contained in this Article XII.
     12.08 Escrow and Earnout Amount. The Buyer’s claims for indemnification pursuant to this Article XII shall be satisfied first from funds withheld or deposited and held in escrow pursuant to Article II and then, to the extent the funds then held in escrow are insufficient to pay all such claims, shall be deducted from the Earnout Payment.
     12.09 Exclusive Remedy. After the Closing, Sections 9.03 ,10.02 and 12.02, as applicable, shall provide the exclusive remedy for any misrepresentation or breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby, except that the foregoing limitation shall not apply to claims for fraud, willful misrepresentation or willful breach or that arise from the breach of Section 6.05

(Confidentiality), and, in addition, the Parties shall have such rights of offset and recoupment as may exist at law or in equity.
ARTICLE XIII.
SELLERS’ REPRESENTATIVE
     13.01 Appointment of Sellers’ Representative.
                (a) Each Seller hereby irrevocably constitutes and appoints Chris Popov as such Seller’s attorney-in-fact and agent in connection with the transactions contemplated by this Agreement and the Escrow Agreement (the “Sellers’ Representative”). This power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness or other inability to act of any Seller.
                (b) Each Seller hereby irrevocably grants the Sellers’ Representative, full power and authority on behalf of such Seller:
                     (i) to execute and deliver, and to accept delivery of, such documents as may be deemed by the Sellers’ Representative, in his sole discretion, to be appropriate to consummate the transactions contemplated by this Agreement and the Escrow Agreement.
                     (ii) to accept, at the Closing, the purchase price for each Share sold by such Seller at the Closing, as payment in full for such Shares, and to certify as to the accuracy of the representations and warranties of the Company and of such Seller under, or pursuant to the terms of, this Agreement.
                     (iii) to (A) dispute or refrain from disputing any claim made by Buyer under this Agreement; (B) negotiate and compromise any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement and the Escrow Agreement and (C) execute any settlement agreement, release or other document with respect to such dispute or remedy;
                     (iv) to waive any closing condition contained in Article X of this Agreement and to give or agree to any and all consents, waivers, amendments or modifications deemed by the Sellers’ Representative, in his sole discretion, to be necessary or appropriate under this Agreement or the Escrow Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith;
                     (v) to enforce any claim against the Buyer arising under this Agreement or the Escrow Agreement.
                    (vi) to engage attorneys, accountants and agents at the expense of Sellers; and
                     (vii) to give such instructions and to take such action or refrain from taking such action as the Sellers’ Representative deems, in his sole discretion, necessary or appropriate to carry out the provisions of, and to consummate the transactions contemplated by, this Agreement or the Escrow Agreement.

                (c) Each Seller hereby agrees that:
                     (i) the Company and the Buyer shall be entitled to rely on any and all action taken by the Sellers’ Representative under this Agreement and the Escrow Agreement notwithstanding any dispute or disagreement among the Sellers or the Sellers’ Representative notwithstanding any knowledge on the part of the Company or the Buyer of any such dispute or disagreement;
                     (ii) notice to the Sellers’ Representative, delivered in the manner provided herein, shall be deemed to be notice to such Seller for the purposes of this Agreement and the Escrow Agreement;
                     (iii) the authority of the Sellers’ Representative, as described in this Agreement, shall be effective until the rights and obligations of the Sellers’ Representative under this Agreement and the Escrow Agreement shall terminate by virtue of the termination of any and all rights and obligations of such Seller to the Buyer under this Agreement and the Escrow Agreement;
                     (iv) if the Sellers’ Representative resigns or is removed or otherwise ceases to function in his capacity as such for any reason whatsoever, and no successor acceptable to the Buyer is appointed by a majority-in-interest of the Sellers within thirty 30 days, then the Buyer shall have the right to appoint an alternate representative to serve as described in this Agreement (who shall be a Seller) and, under such circumstances, the Buyer and the Company shall be entitled to rely on any and all actions taken by such alternate representative;
                     (v) the Seller’s Representative shall not be liable to any Seller for Damages with respect to any action taken or any omission by the Sellers’ Representative pursuant to this Article XIII, except to the extent such Damages are caused by the Sellers’ Representative’s gross negligence or willful misconduct.
                (d) Each Seller agrees that, notwithstanding the foregoing, at the request of Buyer, he shall take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement or the Escrow Agreement (including, without limitation, delivery of his Shares and acceptance of the purchase price therefore) individually on his own behalf. Each Seller has delivered to the Sellers’ Representative certificates for the Shares to be sold by such Seller pursuant to this Agreement, duly endorsed or accompanied by stock powers duly endorsed in blank, to be held by the Sellers’ Representative and delivered by the Sellers’ Representative to Buyer at the Closing if the Closing shall occur and the Sellers’ Representative acknowledges receipt thereof.
     13.02 Limitation on Actions. Any claim, investigation or Proceeding, whether at law or in equity, to enforce any right, benefit or remedy granted to Sellers under this Agreement shall be asserted, brought, prosecuted, or maintained only by the Sellers’ Representative on behalf of Sellers. Any claim, investigation or Proceeding, whether at law or in equity, to enforce any right, benefit or remedy granted under this Agreement, including without limitation any right of indemnification provided in this Agreement, may be asserted, brought, prosecuted or maintained by Buyer against Sellers by service of process on the Sellers’ Representative and without the necessity of serving process on, or otherwise joining or naming any other Seller as a defendant in such claim, action, suit or other proceeding. With respect to any matter contemplated by this Section, a Seller shall be bound by any determination in favor of or against the Sellers’ Representative or the terms of any settlement or release to which the Sellers’ Representative shall become a party.
     13.03 Indemnification. Each Seller shall indemnify the Sellers’ Representative against any Damages that the Sellers’ Representative may suffer or incur in connection with any action taken or any omission by the Sellers’ Representative as the Sellers’ Representative except to the extent such Damages were caused by such the Sellers’ Representative willful misconduct.
ARTICLE XIV.
MISCELLANEOUS
     14.01 Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (a) on the date of delivery, if personally delivered by hand, (b) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (c) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier or (d) by fax upon written confirmation (including the automatic confirmation that is received from the recipient’s fax machine) of receipt by the recipient of such notice:

if to the Buyer, to:	with a copy to:

GlobalSecure Holdings, Ltd 2600 Virginia Avenue, Suite 600 Washington, DC 20037-1905 Attention: Eric S. Galler, Esq. Fax: 202-333-0082	DLA Piper Rudnick Gray Cary US LLP 1200 19th Street, N.W. Washington, DC 20036 Attention: Anthony H. Rickert, Esq. Fax: (202) 223-2085

if to the Sellers, to:	with a copy to:
Chris Popov Sellers’ Representative Box 2985 La Jolla, California 92038 Fax: 858-777-3536	R. Zebulon Law 4100 MacArthur Blvd., #100 Newport Beach, CA 92660 Fax: (949) 203-8533
     Such information may be changed, from time to time, by means of a notice given in the manner provided in this Section 14.01.
     14.02 Further Assurances. Each of the Sellers, the Company and Buyer will, upon request of any other party and without further consideration, from time to time after the Closing, execute and deliver and use their commercially reasonable efforts to cause other Persons to execute and deliver all such further documents and instruments, and will do or use its commercially reasonable efforts to cause to be done such other acts as a party may reasonably request more completely to consummate and make effective the transactions contemplated by this Agreement.
     14.03 Headings. The headings and table of contents in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.
     14.04 Entire Agreement. This Agreement, the Disclosure Schedules, and all Closing Documents, the Escrow Agreement, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement among Buyer, the Company and Sellers with respect to the subject matter hereof. This Agreement supersedes all prior negotiations, agreements and correspondence among the parties with respect to such subject matter, and cannot be amended, supplemented, or modified except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.
     14.05 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
     14.06 Severability. In the event that any term or provision of this Agreement is determined to be void, unenforceable, or contrary to law, the remainder of this Agreement shall continue in full force and effect provided that such continuation would not materially diminish the benefits or materially increase the burdens of this Agreement for any party hereto.
     14.07 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered (which deliveries may be by telefax) by the parties.
     14.08 Further Representations. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by any other party as to such tax consequences.
     14.09 Absence of Third Party Beneficiary Rights. Except as specifically provided herein, no provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, shareholder, employee, partner of any party hereto or any other Person.
     14.10 No Assignment. No party to this Agreement may assign any of its rights or delegate any of its obligations hereunder without the express prior written consent of all of the other parties hereto.
     14.11 No Waivers. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.
GLOBALSECURE HOLDINGS, LTD
By: /s/ Craig R. Bandes
      Name: Craig R. Bandes
      Title: Chief Executive Officer
VIRTUAL ALERT, INC.
By: /s/ Eric Shaffer
      Name: Eric Shaffer
      Title: President
SELLERS’ REPRESENTATIVE
(in his capacity as such)
/s/ Chris Popov
Chris Popov
SELLERS:
/s/ Daniel Desmond
Daniel Desmond
/s/ Eric Shaffer
Eric Shaffer
/s/ Chris Popov
Chris Popov
/s/ Andrew Trickett
Andrew Trickett
[signatures continued on following page]

/s/ James A. Ripp
James A. Ripp
/s/ Carolina Finch
Carolina Finch
Lincoln Trust Company Trustee FBO David Goss
By: ___________________
Name: _________________
Title: __________________
The David E. Blalack Family Trust
By: /s/ David E. Blalack
Name: David E. Blalack
Title: Trustee

Exhibit 2.01
Purchased Shares and Purchase Price

Name and Address of Seller	# of Shares Sold	Seller's Percentage
Dan Desmond 2298 Sierra Blvd #B Sacramento, CA 95825	1,500,000	29.786

Eric Shaffer 5005 Bluffton Cove Austin, TX 78730	1,500,000	29.786

Chris Popov Box 2985 La Jolla CA 92038	1,550,000	30.779

Andrew Trickett 14011 Hummingbird Lane Austin, TX 78732	295,851	5.875

The David E. Blalack Family Trust 79-400 Citrus Ave La Quinta, CA. 92253	25,000	.497

Lincoln Trust Company Trustee FBO David Gross Acct # 050061140575 PO Box 5831 Denver, CO 80217-5831	50,000	.993

Carolina Finch 925 Rosecrans San Diego CA 92106	75,000	1.489

James A. Ripp 9 Bellevue Newport Coast, CA 92657	40,000	.795

Total	5,035,851	100

Schedule 5.10
Subsidiaries of the Buyer
Global Secure Safety Products, Inc.
Global Secure Safety, Inc.
HazTrain, Inc.
Neoterik Health Technologies, Inc. (c. 92%)
Neoterik Liaison Corporation
Homeland Gas Masks, Inc.